EXHIBIT 10.1

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE

IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

MASTER SUPPLY AGREEMENT

This Master Supply Agreement is effective May 14, 2019 (the “Effective Date”) between:

MEDTRONIC, INC.

710 Medtronic Parkway

Minneapolis, MN 55432

and

INTRICON CORPORATION

1260 Red Fox Road

Arden Hills, MN 55112

(“Supplier”)

BACKGROUND

A.	Supplier manufactures and/or supplies the Products listed in an attachment to a BUSA, and

B.	Medtronic (as defined in Section 1 below) designs, manufactures and sells medical devices some of which are for human implant and wishes to purchase the Products for use in its business.

TERMS OF AGREEMENT

For good, valuable and sufficient consideration, Medtronic and Supplier agree as follows:

1.	DEFINITIONS; AGREEMENT STRUCTURE

1.1	In addition to capitalized terms defined elsewhere in this Master Agreement, when used in the Agreement the following capitalized terms have the meanings indicated below:

"Agreement” means this Master Agreement and all its exhibits, the BUSAs, purchase orders placed under a BUSA, and Other Agreements.

“Applicable Law” means any law, statute, code, rule, regulation, published interpretation, ordinance, directive, regulatory bulletin or guidance, regulatory examination or order, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding in the situation in which the term is used.

“Business Day” means any day other than Saturdays, Sundays and the following US holidays: New Year's Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the Friday after Thanksgiving and Christmas Day.

“Business Unit” means a Medtronic Affiliate or division thereof which elects to participate in this Agreement by entering into a Business Unit Supply Agreement with Supplier.

“Business Unit Supply Agreement” or “BUSA”, means an agreement (in substantially the form attached as Exhibit A), executed by Supplier and a Business Unit and covering Products to be supplied to such Business Unit by Supplier and purchase orders placed thereunder. Each BUSA incorporates by reference the terms and conditions of this Master Agreement.

“Conforming Product” means any Product that meets the Product Specifications and the applicable Quality Requirements.

“Developed Intellectual Property” means Intellectual Property that comes into existence in the course of or relating to Supplier’s performance of its obligations under this Agreement (whether such conception occurred prior to, on or after the Effective Date) or that is derived from Medtronic’s Confidential Information. Notwithstanding anything in the Agreement to the contrary, Supplier shall retain all right, title and interest in and to (a) any original ideas, inventions, developments and improvements (“New Inventions”) conceived or reduced to practice by Supplier alone or with others during the term of this Agreement to the extent not derived from Medtronic Intellectual Property or Confidential Information, (b) any original works of authorship generated by Supplier alone or with others other than Medtronic during the term of this Agreement, and (c) any other Intellectual Property and/or know how and/or manufacturing processes owned or otherwise licensable by Supplier prior to the date of this Agreement and used in creating the Products. Medtronic shall own (x) all New Inventions conceived or reduced to practice by Supplier alone or with others during the term of this Agreement to the extent derived from Medtronic Intellectual Property or Confidential Information, (y) any original works of authorship generated by Supplier with Medtronic during the term of this Agreement, and (z) any other Intellectual Property and/or know how and/or manufacturing processes developed after the date of this Agreement and that (i) is an intended deliverable under this Agreement or any BUSA or (ii) is necessary for the Manufacture of the Products as contemplated by the Specifications.

“FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

“Force Majeure” means riots, war, terrorism, invasion, acts of God, fire, explosion, floods, and orders of a Governmental Authority that prevent such party’s performance under this Agreement.

“Governmental Authority” means any government, state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including federal, state or local.

“Import/Export Laws” means all laws, treaties, governmental orders and regulations of the countries from which a Product is exported and to which a Product is imported, including rules regarding classification, marking, packaging, and payments of tariffs and duties.

“Intellectual Property” means ideas, design specifications, inventions, proprietary information, trade secrets, research and development data, manufacturing procedures, software, works of authorship, improvements, or suggestions, whether or not patentable or copyrightable, conceived, created, adapted, or reduced to practice by or for a party, whether made alone or in conjunction with others, .

“Manufacture” and “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, manufacturing, processing, quality control testing, release and storage of Product(s) in accordance with the terms and conditions of this Agreement.

“Master Agreement” means this Master Supply Agreement and the exhibits attached to it, but excludes BUSAs, purchase orders placed thereunder and Other Agreements.

"Medtronic” means a Business Unit that is a party to a BUSA with respect only to the Products purchased by such Business Unit under such BUSA.

"Medtronic Affiliate” means Medtronic, Inc., a Minnesota, U.S.A. company and any corporation or other business entity directly or indirectly (through one or more intermediaries) controlling, controlled by, or under common control with Medtronic, Inc.  The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

“Medtronic fiscal year” or “fiscal year” means the 52 or 53-week period ending on the last Friday in April of each calendar year.

“Medtronic Intellectual Property” means Intellectual Property that is owned or controlled by any Medtronic Affiliate as of the Effective Date or comes into any Medtronic Affiliate’s possession or control after the Effective Date.

“Nonconforming Product” means any Product that does not meet the Product Specifications or all the applicable Quality Requirements.

"Other Agreements" means the separate written agreements, if any, between any of the Business Units and Supplier that set forth Quality Requirements, SMI terms and the like, applicable to the Manufacture of the Products for such Business Unit(s).

"Personnel" means Supplier’s employees, agents, contractors, consultants and subcontractors whose services are used to perform this Agreement.

"Product" means the goods purchased by Medtronic from or through Supplier, including any goods listed in Attachment A to a particular BUSA.

“Publicly Available Software” means (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models; and (b) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (i) be disclosed or distributed in source code from, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution modes, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standard Source License (SISL); and (7) the Apache Software License.

“Quality Requirements” means, with respect to a Product, the requirements set forth in this Master Agreement and in any written quality agreement covering such Product between the applicable Business Unit and Supplier, including in any applicable BUSA.

“Restricted Party” means (a) any entity or individual listed on (i) any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (“OFAC”), the Denied Parties List, Unverified List or Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security, and the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls, (ii) the consolidated list of asset freeze targets designated by the United Nations, European Union, and United Kingdom, and any other applicable jurisdictions, and (iii) any other restricted party lists maintained by any governmental or non-governmental entity or agency, or (b) any entity or individual fifty percent (50%) or more owned (either individually or in the aggregate, directly or indirectly) by any entity or individual described in clause (a).

“SMI” means Medtronic’s supplier managed inventory program, and “SMI Agreement” means any SMI agreement between a Business Unit and Supplier covering one or more Products.

“Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, Manufacture, packaging and quality of the Products communicated in writing by Medtronic and which have been specifically agreed in writing by the parties.

"Supplier Affiliate” means IntriCon Corporation, a Pennsylvania corporation, and any corporation or other business entity directly or indirectly (through one or more intermediaries) controlling, controlled by, or under common control with IntriCon Corporation.  The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

“Supplier Facility” means the manufacturing facility where Supplier will Manufacture a Product, which facility is located as specified in the BUSA or purchase order placed thereunder, quality agreement, or such other facility designated in Supplier’s approved disaster recovery plan when such plan is triggered.

“Supplier Intellectual Property” means Intellectual Property that is owned by or licensed to (with the right to grant sublicenses) Supplier and exists on the Effective Date or is thereafter developed by or licensed to Supplier independent of Supplier’s performance of its obligations to Medtronic under the Agreement. For clarity, Supplier Intellectual Property does not include Developed Intellectual Property.

“Third Party Purchaser” means any third party or entity that purchases Products for the benefit of Medtronic or for incorporation into any Medtronic product, but only to the extent that such person or entity is buying Products for the benefit of Medtronic or for incorporation into any Medtronic products.

“Trade Control Laws” means all applicable export control and economic sanctions laws and regulations of the United States, the European Union and all other applicable jurisdictions, including but not limited to the U.S. Department of Commerce Bureau of Industry and Security’s Export Administration Regulations, 15 C.F.R. 730-774, the economic sanctions programs administered by OFAC, as set forth in 31 C.F.R. 500-598 and certain executive orders, EU Regulation 428/2009 imposing controls on exports of dual-use items, OJ L 134, 29.5.2009, p. 1, and economic sanctions regulations implemented by the European Council, and any export controls or economic sanctions measures implemented by EU Member States.

1.2	Agreement Structure. Upon execution of this Master Agreement, Supplier and Business Units will enter into one or more written BUSAs pursuant to which Supplier shall provide certain Products as set forth in the BUSA to the Business Unit that is a party thereto. Each BUSA shall be binding when signed by the Supplier and the applicable Business Unit. Any Medtronic Business Unit and Supplier may enter into additional BUSAs during the term of the Agreement. Even though each BUSA shall be governed by the terms of this Master Agreement, the BUSA shall be between Supplier and the Business Unit that is a party to such BUSA, and not any other Medtronic Affiliate. Supplier will bill each Business Unit separately for all Products provided to such Business Unit and the liability of each individual Business Unit will be several and not joint. Each Business Unit will only be liable for those obligations expressly applicable to such Business Unit set forth in this Agreement or the BUSA to which it is a party. Throughout this Master Agreement, unless otherwise expressly indicated, references to Medtronic apply to the Business Unit that is a party to a BUSA with respect only to the Products purchased by such Business Unit under such BUSA. The terms of any BUSA may modify the terms of this Master Agreement by specific reference to the modified section(s).

2.	PRODUCT ORDERING AND SALE

2.1	Sale of Products. Supplier shall sell and supply the Products to Medtronic and/or any Third Party Purchaser at the prices established pursuant to Section 3. To the extent a Product includes embedded software, the term “sell” means, with respect to such software, the grant of a non-exclusive, fully-paid, perpetual, worldwide license for all Medtronic Affiliates to use and to allow the Medtronic Affiliates’ customers and end-users to use such software in connection with the Product. Purchases by a Third Party Purchaser for use in Products shall also receive the benefit of and be governed by the applicable terms of the Agreement, including with respect to Quality Requirements, pricing, supply continuity provisions, and discontinuation rights, and other applicable terms. Supplier will invoice such Third Party Purchaser and look solely to the Third Party Purchaser for payment. Purchases by Third Party Purchasers shall be included in the annual revenue received by Supplier from Medtronic, including with respect to establishing the pricing as set forth in Section 3 of this Agreement. Medtronic retains all right, title and interest in and to any software and/or firmware contained in the memory devices to be included in Products purchased hereunder, which Supplier will be purchasing, preprogrammed, from Medtronic’s approved supplier. Medtronic grants Supplier a perpetual, non-exclusive, world-wide, royalty-free license to use such software/firmware in the Products Manufactured for Medtronic.

From time to time, the parties may mutually agree to add Products to this Agreement by executing an amended Attachment A to a BUSA. However, in the absence of an amended Attachment A, if Supplier issues a written price quotation to a Business Unit who has executed a BUSA, and such Business Unit places order(s) for such Product, then such Product shall automatically be deemed added to Addendum A at the price quoted and shall be deemed a Product under this Agreement.

2.2	Other Sales. Supplier will not, during the term of the Agreement, provide any Product or any product substantially similar in form, fit and function to a Product to any third party without the prior written approval of Medtronic. This obligation survives the expiration or termination of the Agreement for a period of one (1) year and indefinitely with respect to Products that utilize, are derived from or embody any Medtronic Intellectual Property or Medtronic Confidential Information, including any Specification. The obligations in this Section 2.2 shall not apply with respect to Products that Supplier offered for sale to third parties and which were developed by Supplier or a third party without the use of Medtronic Intellectual Property or Medtronic Confidential Information.

2.3	Supplier Managed Inventory. Medtronic will give Supplier at least thirty (30) days’ notice that a Product is to be covered by Medtronic’s SMI. If SMI is utilized, the parties will execute an SMI Agreement and Medtronic will notify Supplier of current Medtronic inventory levels electronically via the SMI software (“SMI Software”) utilized by Medtronic.

2.4	Firm Order and Forecasting. Medtronic will submit to Supplier the orders and forecasts below to assist Supplier in anticipating Medtronic’s Product needs for twelve (12)-months into the future. In addition, any Third Party Purchaser may submit to Supplier monthly rolling twelve (12)-month forecasts covering its anticipated purchases of Products. Except as set forth in any separate agreements between Supplier and the Third Party Purchaser, all such Third Party Purchaser forecasts will be informational and non-binding.

2.4.1	Firm Orders. An order to which Medtronic is bound will be referred to in this Section 2.4 as a “Firm Order.” Firm Orders may be rescheduled only by mutual agreement or cancelled in accordance with Section 2.5.4 (Termination of Orders), or in accordance with the Flexibility Table that is an Attachment to a BUSA. Medtronic shall provide Supplier with an initial Firm Order for Product for three (3) months.

2.4.2	Product Order Process. Unless otherwise provided in an SMI Agreement, Products will be ordered via standard Medtronic purchase orders, which shall, at a minimum, identify the Product and set forth the corresponding quantities, confirmation of price, delivery dates, shipping instructions and shipping addresses. Medtronic may submit purchase orders via mail, fax, email or, if mutually agreed by the parties, electronic data interchange (EDI). Orders placed by Third Party Purchasers shall be via the normal business practices of those Third Party Purchasers. Orders will be deemed accepted upon receipt unless notice of non-acceptance is provided by Supplier within five (5) Business Days thereafter.

2.4.3	Initial Forecast. Medtronic shall also provide Supplier with a written, non-binding, Product purchase forecast in monthly increments consisting of a forecast for the nine (9) months after the end of the Firm Order (“Planning Period”). The above forecasts are non-binding and Medtronic may change them at any time by providing a new written forecast to Supplier.

2.4.4	Subsequent Forecasts and Orders. At the start of each calendar month, the Products forecast for the first month of the Planning Period forecast automatically become part of an additional month at the end of the Firm Order, so that a rolling Firm Order of three (3) months is always maintained. Within the first five (5) Business Days after the start of each calendar month, Medtronic shall deliver a new Planning Period forecast, revised so that forecasts for nine (9) month periods are always maintained.

2.5	Order Terms.

2.5.1	Surge Capacity. Supplier shall satisfy all Medtronic orders that are submitted in a manner consistent with the terms of this Agreement. Supplier shall have the capacity to satisfy at least a [****] increase over the forecasted amount.

2.5.2	Allocation. Supplier will satisfy orders submitted by Medtronic and Third Party Purchasers. If Supplier cannot deliver all Products when due, Supplier shall give Medtronic and any Third Party Purchaser orders first priority to capacity for production and delivery of Product other than only as to capacity necessary to fulfill mandatory government contract commitments. Should any material or component be in short supply so that Supplier's needs exceed market availability, then Supplier agrees that, with respect to materials or components purchased or ordered specifically for Manufacture of the Products, Supplier will not utilize such material or components other than for the Manufacture of Products for Medtronic. In addition, and not in lieu of the foregoing, if Supplier fails to deliver Product on a timely basis and Medtronic is required to procure such Product from another supplier, Supplier shall pay for qualification costs and shall be liable for any increase over the relevant price listed in a BUSA or purchase order submitted thereunder. In any event, if Supplier cannot supply the full amount of the order within the time requested, Medtronic may cancel any or all of such order.

2.5.3	Cancellation of Orders. Medtronic may cancel, in whole or in part, any order for Product by giving Supplier written notice. Upon receipt of such notice, Supplier will immediately stop any Manufacturing work in process covered by such cancellation notice. Medtronic will reimburse Supplier for the actual, non-recoverable Manufacturing costs incurred up to such cancellation time only for orders corresponding to the three (3) month period from the date of delivery of Medtronic’s cancellation (but not in excess of the cancelled Product price for up to the number of cancelled Products), provided that:

(i)	Supplier submits a written claim, to Medtronic within thirty (30) days of Medtronic’s notice of cancellation, detailing the reasonable and actual additional costs directly attributable to the cancellation; and

(ii)	Supplier transfers to Medtronic ownership of and, upon Medtronic’s request, delivers the raw material, component and work in process inventory, and the finished goods inventory paid for by Medtronic; and

(iii)	Supplier uses its best efforts to mitigate the liability of Medtronic by, for example, cancelling or returning components to Supplier’s vendors, or by using raw material, component and work in process inventory, or finished goods inventory in other Medtronic or Third Party Purchaser orders, or for Supplier’s other customers.

2.5.4	Termination of Orders. Medtronic may terminate in whole or in part an order or orders by written notice to Supplier (i) for safety or regulatory reasons, (ii) if, as a result of a Force Majeure event, Supplier remains unable to deliver such Product for more than thirty (30) days, or (iii) if Supplier fails to cure a material breach with respect to the order within thirty (30) days after written notice.

2.6	Delivery.

2.6.1	Shipping Terms. Unless otherwise specified in an applicable order, delivery of Products will be F.O.B. Supplier’s Facility, and title and risk of loss will pass at that point. Medtronic shall pay all shipping costs.

2.6.2	Shipment. Shipment of the Products will be freight collect via Medtronic-designated mode and carrier. Supplier will ship Products using the method of shipment and carrier specified on Medtronic’s purchase order, or if none is specified, via Medtronic’s preferred carrier such that the Products will be delivered by the requested delivery dates and to the locations specified in Medtronic’s purchase orders or as indicated by the SMI program, if applicable. Supplier shall use the Medtronic account number, if available, with such carriers when shipping Products. Unless the carrier is specified on the purchase order, Supplier shall verify with Medtronic that the carrier is a preferred Medtronic carrier before shipping Products or within specified lead time if SMI program is utilized. If Supplier fails to comply, shipment is FOB destination with Supplier bearing the risk of loss and cost of delivery. Supplier shall provide Medtronic electronic notice of each Product shipment on the shipment/delivery date.

2.6.3	Delays. Supplier shall promptly notify Medtronic of any actual or prospective delay in delivery and Supplier shall obtain Medtronic’s approval prior to making any partial deliveries. If the delivery of Product is delayed through no fault of Medtronic and without a Force Majeure event, Medtronic may, at its option, in addition to its other rights and remedies under this Agreement, cancel or reschedule the order in whole or in part without liability or require Supplier to deliver Product by means of commercially reasonable premium transport identified by Medtronic, at Supplier’s cost or take a five percent (5%) discount on all orders delayed more than ten (10) days or a ten percent (10%) discount on all orders delayed more than thirty (30) days. Product shall not be delivered early without Medtronic’s prior written consent. In the event of a rescheduled or cancelled order per this section, Medtronic still shall be considered to have met all firm or other commitments set forth in Section 2.3 as to the period in which such orders were originally scheduled and any rescheduled amount shall further count toward any firm commitment for the period in which it is actually delivered.

2.7	Shipments to Third Parties. If requested by Medtronic, Supplier will drop ship Product to a third party identified by Medtronic at Medtronic’s cost.

3.	PRICING AND PAYMENT

3.1	Prices.

3.1.1	Product Pricing. Product prices shall be calculated as provided in the BUSA placed thereunder and will be firm for the Initial Term, except as set forth below. The pricing in the BUSA or purchase order may be amended by authorized representatives of Supplier and Medtronic by executing an amended BUSA in the manner set forth in Section 11.9 (Order of Precedence; Entire Agreement and Modifications), which must include the effective date of the amended BUSA. Thereafter such prices will be subject to review and good faith negotiation at the request of either party, not more than once per year. Mutually agreed prices will remain in effect until changed on the basis specified in this Section.

3.1.2	Open Book Costing. Supplier shall provide open book costing on selected components as requested by Medtronic. Component cost elements required by Medtronic include, but are not limited to, the items listed in the Component Costing Matrix below.

Component Costing Matrix

Medtronic Material Number	Supplier Material Number	Material Number Description	Raw Material Type	Raw Material Content (U/M)	Raw Material Cost	Raw Material Mark Up	Labor Cost	Machine Cost	Burden Rate	Process Yield	Secondary Process Description	Secondary Process Cost	Supplier Margin	Total Component Cost

*Note: All costs are documented per unit produced.

Supplier shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate Supplier’s fees, charges and expenses under the Agreement. Supplier shall retain such records for a period of three (3) years from the date of final payment or termination or expiration of the Agreement. Medtronic may audit (or have audited), on behalf of itself and/or any Third Party Purchasers, Supplier’s records pertaining to the Agreement. Upon request and reasonable advance notice, Supplier shall permit Medtronic’s representatives to enter the place where such records are kept during reasonable hours for purposes of inspecting, copying, and auditing such records. Supplier shall reasonably cooperate as requested with the audit. All information produced during such audit shall not be disclosed to third parties without Supplier’s consent, except when required by law or regulation. In the event that an audit reveals that Supplier has overcharged Medtronic or any Third Party Purchaser, Supplier shall refund such overpayment to Medtronic or the applicable Third Party Purchasers within ten (10) Business Days following written demand by Medtronic. In addition, in the event that an audit reveals that Supplier has overcharged Medtronic or any Third Party Purchasers by more than five percent (5%) in any given quarter, Supplier shall pay all reasonable fees and costs for such audit.

3.1.3	Cost Reductions. Supplier shall reduce the aggregate cost of Products by at least [****] each year over year. The price reductions will commence on the first day of the Medtronic fiscal year following the Effective Date and will thereafter occur on the first day of each subsequent fiscal year. Cost reduction efforts shall not compromise quality or reliability, and Supplier shall comply with the Quality Requirements with respect to design and process changes. Supplier shall give Medtronic notice of the cost reductions as soon as practicable, but in any event within thirty (30) days of the accomplished reduction. Thereafter, all invoices shall reflect such reduced pricing.

3.1.4	Value Analysis Value Engineering (“VAVE”) and Productivity Improvements. Medtronic and Supplier intend to work together throughout the term to reduce prices. Supplier shall at the request of Medtronic or a Business Unit form a team at its cost to work on VAVE and/or productivity improvement projects to support any cost down initiatives. If the cost improvement opportunity is identified by Medtronic, the savings will apply 100% to the Product associated with the reduction. If the cost improvement is identified by the Supplier, Supplier may apply fifty percent (50%) of the savings towards the Products associated with the reduction in the first year and the balance in the second year. Unless otherwise agreed upon by Medtronic, cost savings that are identified by Medtronic are in addition to the annual price reduction while cost savings that are identified by the Supplier can be applied towards the annual price reduction initiative set forth above.

3.1.5	Favored-Customer Pricing and Terms. If Supplier offers a product substantially comparable in quality and design to any Product covered by the Agreement to any third party at pricing or terms more favorable (based on comparable quantities) than the prices or terms in the Agreement, Supplier will promptly notify Medtronic and extend the more favorable pricing or terms to Medtronic and any Third Party Purchasers.

3.2	Volume Growth Reduction. In addition to the annual price reduction, Medtronic shall receive a [****] price reduction for all Products for every [****] ($[****]) cumulative across all BUSAs and through a Third Party Purchaser) increase in business from a baseline spend of $XXXXXXX. Volume growth price reductions shall be applied on May of each subsequent year during the term of this Master Agreement. If there is a dispute and the parties are unable to agree on the volume growth price reduction, either party may submit the matter to the Dispute Escalation mechanism set forth in Section 11.8 (Dispute Escalation).

3.3	Payment Terms. Payment terms shall be NET ninety (90) after the date of invoice or the date of delivery, whichever is longer. Invoicing requirements, if any, will be as specified in a mutually agreed electronic format, or if there is no such format, in the applicable order. Medtronic may pay invoices electronically via a means that is in reasonably common commercial use, which as of the Effective Date is by Automated Clearing House in the CTX format, or such other means as designated by Medtronic. Following request by Medtronic, Supplier shall submit invoices electronically via a means specified by Medtronic. Supplier may enroll in the Supplier Program offered by CitiBank N.A.

4.	PRODUCTION AND QUALITY

4.1	Production.

4.1.1	Product Manufacturing. Supplier shall Manufacture, package and label the Products in strict accordance with the applicable Specifications and the Quality Requirements. Except as expressly provided for in Supplier’s approved disaster recovery plan (in which case Medtronic shall receive notice of such change immediately), Products shall be Manufactured only at the Supplier Facility designated in the BUSA or purchase orders placed thereunder unless Medtronic, in its sole discretion, provides advance written approval of an alternative facility. Supplier shall comply with the applicable Quality Requirements when making any changes permitted by Medtronic to Product Specifications, design, materials, production processes or production testing.

4.2	Risk Management.

4.2.1	Disaster Recovery. Supplier shall practice ongoing business continuity planning to minimize disruptions to its ability to fulfill its obligations under the Agreement. Supplier shall maintain a written disaster recovery plan approved by Medtronic and shall cooperate with Medtronic’s efforts to periodically review Supplier’s plan and planning. The current plan is attached as Exhibit B. Supplier shall notify Medtronic within twenty-four (24) hours if, in accordance with the disaster recovery plan, Supplier plans to move the Manufacture of any Product to a different Supplier facility.

4.2.2	Single and Sole Source Risk Management. Supplier shall practice ongoing single- and sole-source, supplier risk management. For each BUSA, on a mutually agreed schedule, Supplier shall provide Medtronic with written sole source supplier information that includes an assessment of the risk associated with the sole-sourced material and processes and a risk-mitigation plan for those materials and processes that are determined to be high risk.

4.3	Quality. Supplier shall comply with the Quality Requirements in its performance of the Agreement. Supplier shall also comply with Applicable Laws, applicable standards of the International Standards Organization (ISO) and all other quality standards and quality assurance plans referenced in the Agreement and the Specifications. Each set of applicable Quality Requirements for a particular Product survive until such Quality Requirements are replaced with other Quality Requirements, or such Products are no longer provided by this Supplier under the Agreement or otherwise.

4.4	Epidemic Failure Event. Upon occurrence of a suspected Epidemic Failure Event, Medtronic shall promptly notify Supplier, and shall provide, if known and as may exist, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the Nonconforming Products. Medtronic shall make available to Supplier samples of the Nonconforming Products for testing and analysis. Upon receipt of Product from Medtronic, Supplier shall promptly provide its preliminary findings regarding the cause of the nonconformance. The parties shall cooperate and work together to determine root cause. Thereafter, Supplier shall promptly provide the results of its root cause corrective analysis, and if it is determined to be an Epidemic Failure Event, its proposed plan for the identification of and the repair and/or replacement of the affected Products, and such other appropriate information. Supplier shall recommend a corrective and preventative action program which identifies the affected units for repair or replacement, and which minimizes disruption to the end user and eliminates the failure going forward. Medtronic and Supplier shall consider, evaluate and determine the corrective and preventative action program. In the event the test equipment necessary to test and analyze the Nonconforming Product is no longer in Supplier’s possession due to a planned phase-out of such equipment, Medtronic and Supplier shall identify an alternative method (including without limitation timing and cost elements) by which to test and analyze the Epidemic Failure Event to both parties’ satisfaction.

In the event of an Epidemic Failure Event, Supplier shall, in addition to any remedies related to Nonconforming Product set forth in a Quality Agreement, reimburse all direct, reasonable, and documented labor, equipment and processing costs incurred by Medtronic solely as a result of the implementation of the corrective action program for such Epidemic Failure Event, including test procedures, test equipment, the testing of Products.

4.4.1	For purposes of this Agreement, “Epidemic Failure Event” shall mean the occurrence of the same nonconformance (i) attributable to the same root cause found in five percent (5%) or more of units of a particular Product, with a minimum of twenty (20) units, shipped by Supplier during a consecutive three (3) month period where such nonconformance is verified by Supplier and by Medtronic, or an independent third party determined by Medtronic subject to Supplier’s reasonable consent, such consent not unreasonably withheld; (ii) occurring within fifteen (15) months after the date of delivery of such Products; and (iii) resulting from (w) defects in workmanship, including Supplier’s failure to identify defects in any components or materials that Supplier could have identified by following the Supplier’s documented processes (which have been provided to Medtronic) or such other mutually agreed to processes for inspection or testing at incoming inspection of such components and materials, or following agreed upon testing procedures for Products during Supplier’s manufacturing process or at final testing, but excluding Manufacturing defects that are Medtronic’s Responsibility (as defined below), (x) the Manufacturing process, (y) Supplier’s Manufacturing process design, or (z) Supplier’s failure to Manufacture the Product in accordance with the Specifications in effect at the time of production.

4.4.2	“Medtronic’s Responsibility” shall consist of any of the following: (i) a design defect in any aspect of the Product other than Manufacturing process design defects that are Supplier’s responsibility as set forth above in 4.4.1 if the design is Medtronic’s design; (ii) a Manufacturing defect in any components Manufactured or supplied by Medtronic; (iii) misinformation from Medtronic; (iv) Medtronic’s negligent or knowing release of any Non-conforming Products, where such Products have caused a safety hazard, regulatory violation or Epidemic Failure Event; or (v) any other failure of Medtronic to properly carry out actions which are Medtronic’s responsibility under this Agreement.

4.5	Specification Changes. Specifications may be revised from time to time as mutually agreed in writing between the parties (either by execution of an amended BUSA Attachment A that references the new revision level or other writings of the parties). Supplier shall not unreasonably withhold approval to Specifications changes proposed in writing by Medtronic (each change a “PCN”). Supplier will use commercially reasonable efforts to evaluate the feasibility of the PCN requested by Medtronic within ten (10) Business Days of receipt and respond to Medtronic in writing with the potential impact of the PCN on current on-hand or on-order component inventory, work-in-progress Products (“WIP”), finished goods Products, and/or the delivery schedule. In addition to the written response provided above, Supplier will use commercially reasonable efforts to respond to Medtronic within ten (10) business days with a written evaluation of the PCN including: (i) engineering time to implement the PCN, (ii) the cost to modify tools or test fixtures or similar non-recurring expenses, (iii) the quantity of components Supplier has on hand and/or on order with its suppliers related that can no longer be used due to the PCN, (iv) the cost to rework WIP (if applicable) and any impacts to Product price resulting from the PCN, (v) the expected effect on the delivery schedule to include (if applicable) the effect on all in-process work (e.g., re-workable, repairable, etc.), and (vi) the manner in which the PCN will be implemented by Supplier. Supplier will not proceed to implement the PCN until Medtronic has approved the charges and Supplier actions described in the Supplier evaluation that is provided to Medtronic. The price for a Product covered by a revised Specification shall remain the same as before the revision, unless the revisions will result in an increase or decrease in costs at least +/- 5% of any cost element of the applicable quote (e.g. materials, components, labor, test); in that case, the Supplier will notify Medtronic of the anticipated change in costs, and the parties will negotiate a new price (based on the increase or decrease in costs) and the BUSA Attachment A will be amended accordingly.

4.6	Use and Return of Medtronic Property. Any equipment and tooling that Medtronic furnishes to Supplier or Supplier purchases at Medtronic’s expense shall be pursuant to the Terms and Conditions for Tooling attached as Exhibit D and incorporated by reference

4.7	Subcontracting. Supplier may not subcontract any of its obligations under the Agreement without Medtronic’s prior written consent signed by an authorized representative of Medtronic. If Medtronic consents to such an arrangement, any subcontracting will be subject to the following terms:

4.7.1	The subcontracting must be under a written agreement which (i) obligates the subcontractor to comply with all relevant terms and conditions of this Agreement as though it were Supplier, (ii) names Medtronic as a third party beneficiary with the right to enforce the rights of Supplier under such subcontract agreement, and (iii) authorizes Supplier to disclose the terms of the subcontract agreement to Medtronic. Supplier shall provide Medtronic with a copy of a subcontract agreement promptly after Medtronic’s request.

4.7.2	Supplier is responsible for all acts and omissions of its subcontractor and guarantees the subcontractor’s performance.

4.8	Discontinuation. Supplier shall not discontinue a Product during the Initial Term (defined in 10.1) or as noted in a BUSA for that BUSA only. Following such Initial Term, if Supplier desires to stop making a Product, Supplier shall give Medtronic and any Third Party Purchasers written notice (“Discontinuation Notice”) at least two (2) years before the date on which Supplier is planning to stop making a Product (“Discontinuation Date”). In such case, Supplier will provide a backup plan for Medtronic to mitigate risk to Medtronic. Medtronic is not obligated to accept such plan. So long as Medtronic and any Third Party Purchasers place orders at least three (3) months before the planned Discontinuation Date, Supplier shall accept last time buy orders for the discontinued Product(s) at the prices in effect as of the Discontinuation Notice provided, however, that Supplier shall additionally pass on any savings that result due to the increased volumes ordered. Unless the parties agree otherwise in the order document, delivery of the Product in a last time buy order shall be within one (1) year of the Discontinuation Date. Medtronic’s rights hereunder extend to volumes of Products for Third Party Purchasers. Medtronic may invoke the license and technology transfer specified under Section 7.3 (Failure to Supply License) for discontinued Products by written notice to Supplier given no more than three (3) months after receipt of the Discontinuation Notice.

5.	REGULATORY COMPLIANCE

5.1	Supplier Diversity.

5.1.1	Flow Down. For all supplies, goods, materials or services provided pursuant to the Agreement, Supplier shall comply with the requirements of the Federal Acquisition Regulation (FAR) clause 52.219-8, entitled “Utilization of Small Business Concerns (October 2014),” which is incorporated into this Agreement. Supplier shall review and be familiar with all of the requirements of 52.219-8 which may be viewed at www.acquisition.gov/far/. If the value of the Agreement is greater than $700,000, and Supplier is not a “small business” under applicable rules of the Small Business Administration, 13 C.F.R. Part 121, Supplier must include FAR 52.219-8 in all subcontracts that offer further subcontracting opportunities.

5.1.2	Policy. It is Medtronic’s policy that Diverse Subcontractors, as defined below, shall have the maximum practicable opportunity to participate in the performance of work and services for Medtronic and Medtronic’s subcontractors and suppliers. If there is a conflict between FAR 52.219-8 and the following, the requirements of FAR 52.219-8 will take precedence.

5.1.3	Section Definitions.

"Diverse Subcontractors" means suppliers and subcontractors that are small, "HUBZone small business concerns," “women-owned small business concerns,” "small disadvantaged business concerns," “veteran-owned small business concerns”, and “service disabled veteran-owned small business concerns,” each as defined in FAR 52.219-8.

“Diverse Subcontractors” also includes “Women Business Enterprise” concerns and

“Minority Business Enterprise” concerns.

“Women Business Enterprise” concern is one that is unconditionally owned and controlled by one or more women and certified as a woman-owned business concern by an independent agency approved by Medtronic.

"Minority Business Enterprise” concern is one that is unconditionally owned and controlled by a member or members of a group listed in 13 C.F.R. §124.103 and certified as a minority-owned business concern by an independent agency approved by Medtronic. Ownership and control of a Minority Business Enterprise will be determined in accordance with the principles of ownership and control found in 13 C.F.R. §§124.105 and 124.106. See www.medtronic.com/supplierdiversity for socio-economic category definitions and certification processes.

5.1.4	Requirement. Supplier agrees that Diverse Subcontractors shall have the maximum practicable opportunity to participate in performing subcontracts and in supplying goods and services used in the performance of the Agreement.

5.1.5	Diversity Commitment. Upon request, Supplier shall provide Medtronic with periodic reports, identifying its Diverse Subcontractors and the total amount paid in the subject period to each Diverse Subcontractor, and description of Supplier’s efforts to comply with this clause. Medtronic may consider the extent of good faith efforts by potential subcontractors and suppliers and existing subcontractors and suppliers in carrying out the purpose of this clause in determining whether to award or extend a subcontract or supplier agreement. Supplier agrees to establish and update any changes to its profile and certifications throughout the term of the Master Agreement on the Medtronic Supplier Registration Portal (MSRP), at www.medtronic.com/supplierdiversity.

5.2	Import/Export and Trade Control Compliance.

5.2.1	Supplier shall comply with the applicable Import/Export Laws and Trade Control Laws regarding the shipping, purchase, procurement, import, export, and any other transfer of all Products and any parts, components or materials incorporated into all Products. For purposes of Sections 5.2.1 and 5.2.2, Products includes product-associated technology and technical data, whether provided by Medtronic or Supplier, and the documents related to that technology and data. Supplier represents and warrants that all provision of Products and services by Supplier under this Agreement and all payments for such activities comply with the Import/Export Laws and Trade Control Laws, including the terms of any relevant authorizations issued by the U.S. or other governments. Supplier shall immediately notify Medtronic if Supplier’s export privileges are denied, suspended or revoked in whole or in part by any U.S. or non-U.S. government or non-governmental entity or agency.

5.2.2	Supplier hereby acknowledges and confirms that, unless specifically authorized in this Agreement and under applicable Import/Export Laws or Trade Control Laws, it will not sell, ship, export, re-export, re-transfer or divert Products, product-associated technology or technical data that are sold or otherwise provided hereunder (including samples), directly or indirectly through third parties or otherwise, to any Restricted Party or to or through countries or regions that are the target of sanctions under Trade Control Laws (presently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region).

5.2.3	Supplier understands that Medtronic’s participation, directly or indirectly, in any business under terms that would support or facilitate a boycott against Israel or any other boycott not recognized by the U.S., is prohibited. Notwithstanding any other provision of this Agreement, neither Medtronic nor Supplier shall be required to take, or to refrain from taking, any action where to do so would be inconsistent with or penalized under the laws of the U.S. or any foreign jurisdiction, including without limitation the anti-boycott laws administered by the U.S. Commerce and Treasury Departments.

5.2.4	U.S. Customs-Trade Pact Against Terrorism (C-TPAT). Supplier will: (i) obtain certification under the U.S. C-TPAT program, as described https://www.cbp.gov/border-security/ports-entry/cargo-security/c-tpat-customs-trade-partnership-against-terrorism and provide evidence of such certification to Medtronic; or (ii) demonstrate to Medtronic that it meets the criteria for such certification and has policies and procedures in place that meet C-TPAT requirements.

5.2.5	Notwithstanding the foregoing, Medtronic shall serve as the official importer of record for customs purposes for Products delivered to Medtronic under the Agreement.

5.2.5.a	Supplier Instructions. Supplier will provide, completely and accurately, all information required in the current version of the supplier instructions, the current version of which as of the Effective Date is attached to this Agreement as Exhibit C, and such other information as otherwise reasonably requested by Medtronic. Supplier will deliver the completed supplier instructions form at the time that Medtronic places the order, and in no event later than the date of arrival of the Product into the United States. Supplier will provide the other information in a timely manner.

5.2.5.b	Certificates of Origin and other Customs Information.

i.	No later than thirty (30) days before the first shipment of Products to Medtronic, Supplier must provide Medtronic a statement specifying, for each Product, the Product name and description, Medtronic and Supplier part numbers, Harmonized Tariff Schedule (HTS) number, the country of origin under U.S. and non-U.S. Customs laws and regulations (“Origin”), and the manufacturer name and location. Supplier will also provide, as requested, any other documentation that is required for the relevant customs authority and other government agency compliance.

ii.	If the Products provided under this Agreement qualify for preferential duty treatment under a Free Trade Agreement such as the North American Free Trade Agreement (NAFTA), Supplier must provide Medtronic’s Global Trade Operations Department with a Certificate of Origin (“Certificate”) to enable Medtronic to claim preferential duty treatment at the time of entry. Supplier acknowledges that the Certificate will be used by Medtronic as proof of eligibility for preferential duty treatment, and agrees to provide full cooperation to Medtronic for any U.S. or non-U.S. Customs inquiries into preferential duty claims that arise out of any Product furnished under this Agreement. Unless Medtronic requests individual Certificates for each shipment, Supplier may provide annual blanket Certificates to cover multiple shipments during the calendar year.

iii.	Supplier shall send all Product information, Certificates, and other documentation described in paragraphs i. and ii. of this clause to Medtronic’s Global Trade Operations Department at the following e-mail address: rs.originverification@medtronic.com.

iv.	Supplier must notify Medtronic in writing of any change in the Origin of any Product within thirty (30) days.

v.	Medtronic will notify Supplier in writing if Supplier fails to supply documentation required under paragraphs i. through iv. of this clause, and Supplier agrees to provide Medtronic the relevant documentation within 30 days of receipt of notice from Medtronic.

5.2.5.c	Trade Remedy Proceedings. Supplier understands that the Products it produces may be, either now or in the future, subject to one or more trade remedy proceedings (e.g., anti-dumping, countervailing duty, safeguard) in the U.S. or another country, which may result in the imposition of additional duties or other charges on the Products. If such proceedings are initiated, Supplier agrees to notify Medtronic’s Global Trade Operations Department in writing at the following email address: rs.globaltradeoperations@medtronic.com within seven (7) days, and at Medtronic’s request, Supplier will cooperate fully with Medtronic and with requests for information required from the competent government authorities in the importing country. Supplier further understands and agrees that such cooperation may require it to provide confidential sales and cost information to Medtronic, and if necessary the competent authorities, to determine whether the Products are included in the scope of a trade remedy proceeding and/or calculate the amount of the duty or other charge on the Products.

At all times before, during, or after the initiation of a trade remedy proceeding in the U.S. or another country, Supplier agrees to take all available steps necessary to minimize the risk that additional duties or other charges may be imposed on its Products sold to Medtronic. Medtronic retains the right to terminate the Agreement if additional duties or other charges are imposed on the Products produced by Supplier.

5.3	Conflict Minerals. For Products delivered to Medtronic or a Third Party Purchaser under this Agreement, Supplier shall provide Medtronic, at no additional cost, with assistance and sufficient documentation, as reasonably determined by Medtronic, to enable Medtronic to comply with its obligations under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) and the rules and regulations promulgated thereunder relating to Conflict Minerals as defined in the Reform Act, and other similar laws or regulations. Such assistance and documentation may include but shall not be limited to (i) completing and submitting questionnaires or templates relating to the origin of products, materials, parts, components, metals or any Conflict Minerals contained in the Products (collectively, “Surveys”) within the deadline requested by Medtronic; (ii) promptly responding to Medtronic’s questions or request for additional information with respect to Supplier’s Survey; and (iii) to the extent the Products contain Conflict Minerals, using diligent efforts to ensure traceability of those metals to the smelter level, including working with Supplier’s sub-suppliers to identify the origin of the Conflict Minerals. Supplier agrees to maintain any documentation and data related to Supplier’s obligations under this Section, including any traceability data, for a period of five (5) years and agrees to provide Medtronic with a copy of such documentation or data promptly upon request. This obligation survives termination or expiration of this Agreement. From time to time, Medtronic has the right to notify Supplier of changes to the requirements of this Section.

5.4	Environmental Product Regulation Compliance. Supplier shall comply with the following terms and conditions for all Products provided to Medtronic:

5.4.1	Supplier shall provide full disclosure of all materials and components used in the Products (“Materials Disclosure”) to Medtronic to enable Medtronic to comply with all obligations regarding restrictions on certain substances in Products as required by Environmental Regulation. Further, Supplier shall comply with all Environmental Regulations applicable to the Products. For the purposes of this section, “Environmental Regulations” shall include any and all laws, regulations, directives, ordinances, orders and decrees of any kind, adopted or implemented in any country, state, region or jurisdiction, which govern, regulate or restrict: (i) the use of hazardous substances; (ii) restrictions on batteries, accumulators and waste batteries and accumulators; and (iii) materials used in packaging and packing materials in Products, including, but not limited to, the registration, evaluation, authorization and restriction of chemicals (REACH) and Restriction of Hazardous Substances (RoHS). Supplier shall provide Medtronic with assistance and sufficient documentation, as reasonably determined by Medtronic, to enable Medtronic to verify the materials used in the Products and that Products are in full compliance with Environmental Regulations.

5.4.2	Upon request, Supplier shall provide Medtronic with a report on the status of the Products’ ongoing compliance with Environmental Regulations in an electronic format prescribed by Medtronic. Any such report shall include Supplier’s representation and warranty that, as of the date of the report, the Products are in full compliance with all applicable Environmental Regulations.

5.4.3	Intentionally omitted.

5.4.4	During the term of this Agreement, in accordance with applicable Quality Requirements, Supplier shall promptly notify Medtronic of any changes in the Products’ design, technical specification, composition, components, substances or materials, or any changes in a supplier of a component, substance or material, that may have an impact on the ongoing compliance of the Products with Environmental Regulations.

5.4.5	Supplier represents that it gathered the information required by this Agreement and that all information submitted to Medtronic in connection with this Agreement is accurate. Supplier acknowledges that Medtronic will rely on this representation in determining the compliance of its products.

5.5	Responsible Sourcing. Supplier shall comply with all applicable laws relating to human rights, health/safety and ethics. Medtronic’s Global Supplier Standards are posted in the Responsible Supply Management section of Medtronic’s website.

5.6	Equal Opportunity. Medtronic and Supplier shall, to the extent they apply, abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin and require affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability. Supplier shall comply with all applicable labor laws, rules, and regulations, including but not limited to, all laws forbidding the solicitation, facilitation, or any other use of slavery or human trafficking.

To the extent applicable, Medtronic incorporates by reference 29 Code of Federal Regulations (C.F.R.) Part 471, Appendix A to Subpart A. Vendor further understands that Medtronic is a prime contractor to the United States Government.  Accordingly, this Agreement incorporates CFR 52.212-5(e)(1) and CFR 52.244-6 of the Federal Acquisition Regulation (“FAR”) by reference, with the same force and effect as if it were given in full text herein.

If Supplier is required by federal regulations to file Employer Information Report EEO-1 (standard form 100) or Federal Contractor Veterans Employment Report VETS-100A, Supplier certifies that it has done so or will file such reports in accordance with applicable instructions and will continue to file such reports unless or until no longer required by law or regulation.

5.7	Regulatory Support. Supplier agrees to provide Medtronic with all information about the Products necessary, in Medtronic’s reasonable opinion, to enable Medtronic to take the steps needed to permit the marketing and sale of Medtronic products into which the Products are incorporated (and to permit the marketing and sale of any other Products which are sold as accessories to any Medtronic products) in all jurisdictions in the world in which Medtronic chooses to market and sell the Products and such Medtronic products. Such steps include making regulatory submissions and/or self-certifications, as applicable, and successfully obtaining such regulatory registrations, clearances and approvals as are needed to permit such marketing and sale. The relevant United States Food and Drug Administration (“FDA”) reviewer guidance documents or relevant requirements of other regulatory bodies shall be considered for the purposes of determining what information is necessary.

Where specific testing is required to comply with the laws governing such regulatory registrations, clearances, approvals and self-certifications, then Medtronic shall be responsible for obtaining such testing except where Supplier specifically commits to undertake such testing. Supplier agrees to assist Medtronic in developing test protocols for the Medtronic products that incorporate the Products and in answering questions from FDA and other regulatory authorities concerning Medtronic’s submissions, insofar as such questions relate to any of the Products. Medtronic is solely responsible for determining the intended use of the Products and for the validation of the Products and their respective drawings and Specifications for such intended use.

5.8	Federal Acquisition Regulation. Seller understands that Medtronic sells its products to the United States Government. Accordingly, this Agreement incorporates CFR 52.212-5(e)(1) and CFR 52.244-6 of the Federal Acquisition Regulation (“FAR”) by reference, with the same force and effect as if it were given in full text herein. Supplier agrees to comply with the aforementioned applicable provisions of the FAR and other legal requirements applicable to a U.S. government subcontractor.

6.       CONFIDENTIALITY AND PUBLICITY

6.1.1	Medtronic Confidential Information. “Medtronic Confidential Information” means any information or tangible item that:

(i)	is acquired by Supplier from any Business Unit or from a Third Party Purchaser (to the extent that such information is Medtronic information) that:

(a)	is identified as confidential at the time of disclosure to Supplier, or within a reasonable time after such disclosure;

(b)	is non-public information relating to medical or diagnostic devices, components, accessories and attachments, including Specifications and drawings, Medtronic Intellectual Property, Developed Intellectual Property, business plans and other financial or marketing information; or

(c)	Supplier has a reasonable basis to believe is confidential;

(ii)	relates to Medtronic Intellectual Property or Developed Intellectual Property; or

(iii)	is furnished by such party that relates to discussions regarding entering into a BUSA.

All Medtronic Confidential Information remains the property of the Medtronic Affiliates.

6.1.2	Supplier Confidential Information. “Supplier Confidential Information” means any information or tangible item that:

(i)	is acquired by Medtronic or any Business Unit from any Supplier Affiliate that:

(a)	is identified as confidential at the time of disclosure to Medtronic or any Business Unit, or within a reasonable time after such disclosure;

(b)	is non-public information pertaining to Supplier Affiliates, Supplier Intellectual Property, business plans and other financial or marketing information; or

(c)	Medtronic or any Business Unit has a reasonable basis to believe is confidential;

(ii)	relates to Supplier Intellectual Property; or

(iii)	is furnished by such party that relates to discussions regarding entering into a BUSA.

All Supplier Confidential Information remains the property of the Supplier Affiliates.

6.1.3	Certain Definitions. “Confidential Information” means the Medtronic Confidential Information or the Supplier Confidential Information, as applicable. “Disclosing Party” means the party disclosing its Confidential Information and “Receiving Party” means the party receiving the other party’s Confidential Information.

6.2	Obligations. Receiving Party will keep the Confidential Information secret and confidential and will protect the Confidential Information from disclosure, accidental loss or unauthorized access or use. Receiving Party will not use or exploit the Confidential Information for the benefit of Receiving Party or any third party and may only use the Confidential Information for the conduct of Receiving Party’s performance under the Agreement or as specifically authorized by Disclosing

Party in writing. Any disclosure of Confidential Information by Receiving Party to Receiving Party’s employees or contractors will be to only those who have a need to know the Confidential Information. To the extent necessary to protect Disclosing Party's rights, Receiving Party will have appropriate agreements with its employees or contractors whose services it may require sufficient to enable it to comply with all the terms of this Agreement. Receiving Party is responsible for any disclosure or use of Confidential Information by their employees or contractors other than pursuant to the terms of the Agreement. Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and will cooperate with Disclosing Party to help Disclosing Party regain possession of the Confidential Information, mitigate any harmful effects and prevent its further unauthorized use or disclosure.

6.3	Exclusions. Confidential Information does not include information that:

(i)	is known to Receiving Party prior to receipt thereof under the Agreement, as demonstrated by reliable evidence;

(ii)	is disclosed without restriction or following expiration of a restriction to Receiving Party in good faith by a third party who is in lawful possession thereof and who has the right to make such disclosure;

(iii)	is or becomes public knowledge, by publication or otherwise, through no fault of Receiving Party; or

(iv)	is independently developed by Receiving Party, without utilizing the Confidential Information.

6.4	[intentionally omitted].

6.5	Required Disclosure. In the event that, on the advice of legal counsel, Receiving Party is compelled by law to disclose Confidential Information, Receiving Party will notify Disclosing Party in advance of such disclosure about the need for any such disclosure so that Disclosing Party may seek a protective order or other remedy. Receiving Party will take every reasonable action to ensure protection of the disclosed Confidential Information to the extent allowable by law.

6.6	Copies, Return or Destruction. Receiving Party shall not copy or duplicate any materials containing Confidential Information except as necessary to accomplish the purposes of the Agreement. Receiving Party will, return all materials containing Confidential Information that have been provided by any Business Unit, including all copies, upon demand by Disclosing Party, provided that Receiving Party may retain copies as required by Applicable Law or the Other Agreements. Receiving Party shall continue to treat any materials containing Disclosing Party’s Confidential Information that are not returned to Disclosing Party in accordance with this Section 6.

6.7	Publicity. Receiving Party shall not make any public announcement about or advertise the existence of the Agreement or divulge its terms and conditions without the prior written agreement of Disclosing Party. Nothing in this Agreement shall prohibit a Party from making disclosures required by applicable federal and state securities laws and regulations or stock exchange requirements.

6.8	Term of Obligation. The restrictions and obligations assumed by Receiving Party under this section shall survive the termination or expiration of the Agreement.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	License to Supplier. Medtronic hereby grants to Supplier a non-exclusive, nontransferable, non-sublicensable, revocable, fully paid up license to use Medtronic Intellectual Property that is used or employed to perform Supplier’s obligations under the Agreement. Such use shall be solely to produce and have produced the Products for supply to Medtronic or a Third Party Purchaser for the benefit of Medtronic at the applicable Supplier Facility during the term of and pursuant to the Agreement, and for no other purpose. No other license to any other Medtronic Intellectual Property is granted, and none is to be implied.

7.2	Intellectual Property Ownership.

7.2.1	Supplier Intellectual Property. Supplier owns all Supplier Intellectual Property. Any and all rights in Supplier Intellectual Property not explicitly granted under this Agreement are expressly reserved by and to Supplier.

7.2.2	Medtronic Intellectual Property. Medtronic owns all Medtronic Intellectual Property.

7.2.3	Developed Intellectual Property. The Medtronic Affiliates own all Developed Intellectual Property, whether developed solely by Supplier or jointly by Supplier and Medtronic or any third party. Supplier shall assign and hereby assigns all of its rights in and to such Developed Intellectual Property collectively to the Medtronic Affiliates. Supplier shall promptly disclose Developed Intellectual Property to and shall execute and deliver documents appropriate to evidence ownership of the Developed Intellectual Property to the Medtronic Affiliates. All Product documentation, drawings, prototypes and the like related to Developed Intellectual Property are also the property of the Medtronic Affiliates.

7.2.4	Supplier represents and warrants that neither it nor its personnel will decompile, reverse engineer, or disassemble any sample, device, prototype, hardware, software or other material, or portion thereof, made available to Suppler by any Medtronic Affiliate, or their respective agents or consultants without Medtronic’s prior written consent.

7.3	Failure to Supply License.

7.3.1	Supplier License to Medtronic. Supplier hereby grants to the Medtronic Affiliates a non-exclusive, nontransferable, sub-licensable, worldwide, fully paid license to Supplier Intellectual Property and any other Intellectual Property that is used, employed or necessary to make, have made, import, export, and to use and sell Products and replacements for Products. The scope of use of the above license grant is to make, have made, import, export, and to use and sell Products and replacements for Products, and for no other purpose and is granted the right to sublicense Supplier Intellectual Property for manufacturing purposes only.

7.3.2	Limitation on Supplier License. Subject to the terms and conditions of the Agreement, The Medtronic Affiliates shall not exercise the Supplier license granted in Section 7.3.1, unless and until the occurrence of any one of the following events (“Trigger Condition”):
(i)	Supplier fails for any reason to timely deliver units of the Product ordered by Medtronic or any Third Party Purchasers, including but not limited to a failure to deliver Products which conform to the Specifications, which failure is not cured within thirty (30) days after written notice from Medtronic;

(ii)	Supplier fails to execute its business continuity plan upon a supply disruption and such failure is not cured with twenty (20) days after written notice from Medtronic;

(iii)	The Medtronic Affiliate terminates a BUSA due to a Supplier breach of the BUSA or the Agreement in accordance with Section 10.2;

(iv)	Supplier wrongfully terminates the Agreement;

(v)	Supplier fails to comply with the requirements of Section 4.8;

(vi)	The insolvency or adjudication of bankruptcy of Supplier, other than a debtor in possession basis;

(vii)	Supplier petitions for, consents to, or becomes subject to any relief under any bankruptcy, reorganization, or moratorium statues or similar debtor relief laws;

(viii)	Supplier is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it, or Supplier makes an assignment for the benefit of all or substantially all of its creditors;

(ix)	Supplier fails to continue to do business in the ordinary course, either in general or with regard to the Products; or

(x)	The sale of all or substantially all of the assets of Supplier that are used in the design, development or Manufacture of a Product.

7.3.3	Intentionally blank

7.3.4	Technical Support; Technology Transfer. In the event a Medtronic Affiliate undertakes to exercise its license rights following a Trigger Condition, Supplier shall provide technical support and training and otherwise assist the Medtronic Affiliate in establishing manufacturing operations equivalent to the Manufacturing operations under this

Agreement for the production of each Product that utilizes Supplier Intellectual Property. Supplier shall provide the Medtronic Affiliate with a full and enabling technology transfer (including any tooling, mask works, foundry access, or other critical items necessary for production) relative to each Product.

7.3.5	Access to Supplier Intellectual Property. Upon the occurrence of a Trigger Condition, Supplier shall promptly provide a Medtronic Affiliates or its designee with access to all of Supplier Intellectual Property, Supplier Confidential Information and other items used, employed or necessary for the Manufacturing of the Product (including all specialized items, such as tooling, molds, etc.) together with information and training reasonably necessary for the Manufacture of the Products, as well as training for the use thereof, to the extent possible, use of the Supplier Facility for production of the Product.

7.3.6	Bankruptcy. In the event that a bankruptcy petition is filed by or on behalf of Supplier and Supplier, or a custodian or trustee acting on behalf of Supplier, rejects this Agreement, the Medtronic Affiliates may elect to retain the license from Supplier pursuant to §365(n) of the federal bankruptcy code (11 U.S.C. § et seq.) or exercise any of its other rights or elections under the bankruptcy code and shall be entitled to retain all of its license and use rights granted under the Agreement.

7.4	Notification of Intellectual Property Use. Supplier represents and warrants that to the best of its knowledge all Supplier Intellectual Property and all Intellectual Property licensed to Supplier by third parties that is required for a Medtronic Affiliate to make, have made, and use and sell Products as of the Effective Date is disclosed in an Attachment to each BUSA. Supplier shall disclose to Medtronic in writing any additional Intellectual Property at least ninety (90) days before Supplier uses it to provide a Product. Supplier shall not use the additional Intellectual Property to which Medtronic objects in writing within sixty (60) days after Medtronic receives Supplier’s written disclosure of proposed use.

7.5	Third Party Licenses. Supplier shall comply with and maintain in full force and effect all license agreements with third parties pursuant to which Supplier is licensed to use the Intellectual Property of third parties that is used or employed for Supplier to perform its obligations under this Agreement. Supplier shall promptly notify Medtronic in writing of any allegation that Supplier is in breach of any such license agreement. Medtronic may, but is not obligated to, cure any such alleged breach and recover the cost of such cure from Supplier, including without limitation, by set-off against amounts Medtronic owes Supplier hereunder.

7.6	Intellectual Property Warranty and Indemnification.

7.6.1	Non-Infringement. Supplier shall not provide the Medtronic Affiliates or any Third Party Purchaser in connection with the work performed for benefit of Medtronic with any designs, plans, models, samples, software, integrated circuits, reports, or other writings or products which it either knows or has reason to believe violate the valid patent, copyright, or other form of Intellectual Property right of a third party. Supplier represents and warrants that the manufacture, use, sale and provision of the Product(s) by Supplier, and the Medtronic Affiliates’ subsequent use and sale of the Product, will not infringe, misappropriate or otherwise violate the patent, copyright, or other property or proprietary rights of any third party, except that the warranty in this subsection does not apply to any infringement or violation resulting from: (i) Specifications provided by Medtronic without any material input from Supplier; (ii) that portion of a Product based on Specifications provided by Medtronic without any material input from Supplier; (iii) a combination of other products with the Product when Supplier did not supply, recommend, or procure such other products or when Supplier objected to the combination of such other products with the Product; or (iv) Medtronic Intellectual Property.

7.6.2	Rights in Intellectual Property. (a) Supplier represents and warrants that, subject to the Medtronic Affiliates’ rights under the Agreement, Supplier owns or has the right to use the entire right, title and interest in the Intellectual Property used or employed by Supplier to Manufacture Products, without restriction or encumbrance. (b) Medtronic represents and warrants that, subject to the Supplier Affiliates’ rights under the Agreement, Medtronic owns or has the right to use the entire right, title and interest in the Medtronic Intellectual Property used or employed by Supplier to Manufacture Products, without restriction or encumbrance.

7.6.3	Indemnity by Supplier. Supplier shall give Medtronic notice of any claim or allegation that would implicate the warranty under Sections 7.6.1 and 7.6.2 as soon as possible but in no event more than thirty (30) days after receipt of such claim or allegation. Supplier shall defend, indemnify and save harmless the Medtronic Affiliates, and at Medtronic’s request in its sole discretion, any Third Party Purchaser, from all damages, costs and expenses (including attorney fees and any costs incurred by Medtronic on behalf of any Third Party Purchaser) related to a claim that Product infringes or misappropriates a patent or other Intellectual Property right (or other property or proprietary rights) of any third party, which infringement or misappropriation constitutes a breach of Sections 7.6.1 or 7.6.2(a), provided Medtronic provides notice to Supplier of such claim no more than thirty (30) days after receipt of such claim. If Medtronic fails to notify Supplier within thirty (30) days, Supplier’s obligation to defend, indemnify and save harmless the Medtronic Affiliates (and, as applicable, any Third Party Purchaser) shall be reduced only to the extent Supplier is prejudiced by the delay beyond thirty (30) days. If the use of any Products is enjoined due to an infringement or misappropriation that constitutes a breach of Sections 7.6.1 or 7.6.2(a), at Medtronic’s option, Supplier shall at its expense and as a first priority, work to either substitute a fully functionally equivalent product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it is no longer subject to such injunction, or obtain the right to continue using such Product or process (as applicable) so long as such Product or process meets all Medtronic and regulatory requirements.

7.6.4	Indemnity by Medtronic. Medtronic shall defend, indemnify and save harmless the Supplier Affiliates, and at Supplier’s request in its sole discretion, any Third Party Purchaser, from all damages, costs and expenses (including attorney fees and any costs incurred by Supplier on behalf of any Third Party Purchaser) related to a claim that any of the following infringes or misappropriates a patent or other Intellectual Property right (or other property or proprietary rights) of any third party: (i) Specifications provided by Medtronic without any material input from Supplier; (ii) that portion of a Product based on Specifications provided by Medtronic without any material input from Supplier; (iii) a combination of other products with the Product when Supplier did not supply, recommend, or procure such other products or when Supplier objected to the combination of such other products with the Product; or (iv) Medtronic Intellectual Property; provided Supplier provides notice to Medtronic of such claim no more than thirty (30) days after receipt of such claim. If Supplier fails to notify Medtronic within thirty (30) days, Medtronic’s obligation to defend, indemnify and save harmless the Supplier Affiliates (and, as applicable, any Third Party Purchaser) shall be reduced only to the extent Medtronic is prejudiced by the delay beyond thirty (30) days.

7.7	Patent Marking. Supplier shall ensure that any patent markings it places or causes to be placed on, about or within Products or components is accurate and in conformance with Applicable Law at all times. Supplier agrees to indemnify and hold harmless Medtronic and Medtronic Affiliates, and their respective officers, directors, employees, shareholders, agents or representatives pursuant to Section 9.1 in the event a third party asserts Claims arising out of or related to Supplier’s patent marking.

8.	WARRANTIES AND REPRESENTATIONS

8.1	Compliance Covenants and Representations. Supplier represents and warrants to Medtronic that: (i) the Products delivered to Medtronic or any Third Party Purchaser for Medtronic’s benefit are not adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, (ii) all Products delivered to Medtronic or any Third Party Purchaser for Medtronic’s benefit have been Manufactured in accordance with a quality system that is consistent with the applicable Quality Requirements; and (iii) any services provided and the Manufacture, sale and delivery of Products does not violate any, and the Products conform to all Applicable Laws, including without limitation, the FDA and, if applicable, equivalent non-U.S. regulatory authorities. Supplier shall promptly notify Medtronic in writing if Supplier becomes aware that a Product or any applicable Quality Requirements may not comply with Applicable Law.

8.2	Product Warranty. Supplier represents and warrants that each Product fully complies and will comply with all applicable Specifications and applicable Quality Requirements, and is and will be free from defects in design, materials and workmanship for a period of fifteen (15) months from date of delivery. If Product includes software, Supplier warrants that any computer software provided with or incorporated into a Product (i) is and will be free of viruses, worms, and other components designed to erase, disable, or otherwise cause harm to computer systems, and (ii) does not contain Publicly Available Software. If Publicly Available Software is included in a Product, Supplier represents and warrants that it has complied with all licensing requirements associated with the use of such software in the Publicly Available Software Products and agrees to provide information about such compliance in response to a written request from Medtronic. Supplier shall inform Medtronic and/or any Third Party Purchasers in writing no more than two (2) days after Supplier learns of any actual or potential problems relating to the performance of any Product or any similar product manufactured by Supplier for a third party. THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 8 ARE THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY SUPPLIER WITH RESPECT TO THE PRODUCT.

8.3	Government Watch List. Supplier represents and warrants that neither Supplier, nor any parent, subsidiary, or affiliate of Supplier, nor any of their officers, directors, or Personnel, nor any sub-supplier of Supplier or any other third parties, is: (i) a Restricted Party; (ii) included on the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Effective Date, can be searched at the internet website of http://exclusions.oig.hhs.gov/ (“OIG List”); or (iii) listed as excluded on the list maintained by the United States General Services Administration which, as of the Effective Date, can be searched at the internet website of System for Award Management https://www.sam.gov (the “SAM List”). Supplier shall immediately notify Medtronic if Supplier, any parent, subsidiary, or affiliate of Supplier, or their officers, directors, or Personnel, or any sub-supplier of Supplier or any other third parties, should come to be (a) a Restricted Party, (b) included on the OIG List, or (c) listed as excluded on the SAM List

8.4	Compliance with Agreement. Supplier represents and warrants that all of its employees, agents, contractors and consultants whose services may be used to fulfill the obligations under the Agreement are or will be informed of the terms of the Agreement to the extent necessary to comply with its terms, and that all such persons are sufficiently obligated to Supplier, by contract or otherwise, to fully comply with all provisions of the Agreement.

8.5	Conflicts. Supplier represents and warrants to Medtronic that the execution of this Master Agreement, any BUSA or purchase order placed thereunder and the Other Agreements and Supplier's performance thereunder is within its duly authorized powers and does not conflict with any other contract or obligation of Supplier. Supplier shall not enter into any agreement or understanding whether written or oral, during the term of the Agreement which conflicts or is inconsistent with the terms of this Master Agreement.

8.6	Disclaimer. SUPPLIER MAKES NO OTHER REPRESENTATION OR WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS MADE BY SUPPLIER. NO REPRESENTATIVE OR SUPPLIER IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY.

9.	INDEMNIFICATION

9.1	Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless the Medtronic Affiliates, and their respective officers, directors, employees, shareholders, agents and representatives, and, at Medtronic’s request in its sole discretion, any Third Party Purchasers, from and against and in respect of any and all alleged or actual demands, claims, actions or causes of action, alleged or actual claims of negligence, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and any costs incurred by Medtronic on behalf of any Third Party Purchaser) (“Medtronic Claims”) resulting from, arising out of, imposed upon or incurred by any person or entity to be indemnified hereunder by reason of (i) Supplier’s negligence or breach of the Agreement, or (ii) death or bodily injury caused by a Nonconforming Product. Medtronic will notify Supplier promptly after Medtronic becomes aware of any claim by any third party with respect to which a Medtronic Affiliate or a Third Party Purchaser would be entitled to indemnification hereunder. Supplier shall, at no cost to Medtronic, cooperate as requested by Medtronic in the defense of any Medtronic Claim for which indemnity may be sought.

9.2	Indemnification by Medtronic. Medtronic shall indemnify, defend and hold harmless the Supplier Affiliates, and their respective officers, directors, employees, shareholders, agents and representatives, and, at Supplier’s request in its sole discretion, any Third Party Purchasers, from and against and in respect of any and all alleged or actual demands, claims, actions or causes of action, alleged or actual claims of negligence, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and any costs incurred by Medtronic on behalf of any Third Party Purchaser) (“Supplier Claims”) resulting from, arising out of, imposed upon or incurred by any person or entity to be indemnified hereunder by reason of (i) Medtronic’s negligence or breach of the Agreement, or (ii) death or bodily injury caused by a Conforming Product. Supplier will notify Medtronic promptly after Supplier becomes aware of any claim by any third party with respect to which a Supplier Affiliate or a Third Party Purchaser would be entitled to indemnification hereunder. Medtronic shall, at no cost to Supplier, cooperate as requested by Supplier in the defense of any Supplier Claim for which indemnity may be sought.

9.3	Limitation of Remedies. Except for breaches of their obligations under Sections 6 (Confidentiality and Publicity) and 7.6 (Intellectual Property Warranty and Indemnification), or for willful misconduct. IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND.

9.4.	Insurance. Supplier shall, at its sole cost and expense, obtain and at all times during the term of this Agreement maintain insurance with the following minimum coverage and limits: (a) workers' compensation insurance in accordance with all applicable federal, state and local statutory requirements; (b) commercial general liability insurance on an occurrence basis with minimum combined single limit coverage of $1,000,000 per occurrence and $2,000,000 general aggregate for bodily injury and property damage liability; (c) automobile liability with a combined single limit of $1,000,000 for bodily injury and property damage liability (coverage will apply to non-owned and hired automobiles); (d) product liability of $2,000,000 per occurrence covering all Products; (e) employer’s liability insurance with limits of $1,000,000 by accident each accident, $1,000,000 by disease each employee, $1,000,000 by disease policy limit; (f) excess or umbrella insurance with limits of $5,000,000 per occurrence in excess of the limits specified above for employer’s liability and commercial general liability insurance; and (g) errors and omissions liability insurance (including technology errors and omissions, network and information security liability and communications and media liability) with a limit of $5,000,000 per occurrence and $5,000,000 aggregate. Supplier will name “Medtronic, Inc., its subsidiaries and affiliates” as “Additional Insured”, with primary, non-contributory coverage, under Supplier’s insurance policies. Supplier shall furnish Medtronic written evidence of such insurance and shall provide at least thirty (30) days prior written notice of reduction in coverage levels or termination of such insurance.

10.	TERM AND TERMINATION

10.1	Term. The Master Agreement will become effective on the Effective Date for an initial term of three (3) years and, with respect to any BUSA or purchase order placed thereunder, the number of years designated therein as any initial set of years (the “Initial Term”). Unless earlier terminated, the Master Agreement will thereafter automatically renew for up to three (3) additional periods of one (1) year each, unless either party provides the other with notice of non-renewal at least one (1) year before the end of the then-current term.

10.2	Termination. BUSAs and Other Agreements may be terminated only in accordance with their own terms. In the event all BUSAs have been terminated or are expired, either party may terminate the Master Agreement upon written notice to the other of no less than ninety (90) days.

10.3	Effect of Expiration or Termination:

10.3.1	Master Agreement. The parties acknowledge and agree that the termination or expiration of any individual BUSA shall not in itself terminate this Master Agreement or have any effect on the rights and obligations of third parties or any other BUSA or purchase order placed thereunder. If this Master Agreement expires or is terminated under Section 10, no further BUSAs may be entered into by the parties under the Master Agreement.

10.3.2	Orders. Unless otherwise provided in a BUSA, upon termination or expiration of the Master Agreement or any BUSA, all then outstanding accepted orders thereunder for Products shall survive.

10.3.3	License. In the event of a non-renewal or termination by Supplier of the Master Agreement or any BUSA with less notice than required by Section 4.8 (Discontinuation), the Medtronic Affiliates will have the rights accorded to it under Section 7.3 (Failure to Supply License), as though Supplier had elected to exit the business.

10.3.4	Last Time Buy. In event of termination or expiration of the Master Agreement or any BUSA, Medtronic shall have a right to place an order for a last time buy pursuant to Section 4.8 (Discontinuation) during the remainder of the term of the Master Agreement or the BUSA and for thirty (30) days thereafter, as though Supplier had elected to exit the business.

10.3.5	Return to Medtronic. At the earlier of the Business Unit’s written request or Product delivery to fulfill the last order placed under a BUSA that has been terminated or has expired, Supplier shall promptly return all applicable Business Unit’s property, return or securely destroy the records in Supplier’s possession as directed by the applicable Business Unit, and execute such documents and take other action as reasonably requested by such Business Unit in connection therewith.

10.4	Survival. All provisions which are continuing in nature, including but not limited to Sections 4.1.2 (Production/Compliance with Law, Indemnity), 4.3 (Quality), 4.4 (Use and Return of Medtronic Property), 5.4 (Conflict Minerals), 6 (Confidentiality and Publicity), 7 (Intellectual Property Rights), 8 (Warranties and Representations), 9 (Indemnification) and 10 (Term and Termination), will survive termination of this Master Agreement and each BUSA.

11.	MISCELLANEOUS

11.1	Force Majeure. A party’s obligations under a BUSA, including any delays in Product deliveries, will be excused by a Force Majeure event as to such BUSA only to the degree affected, provided that the party affected by the Force Majeure event makes reasonable efforts to avoid being so affected and promptly delivers written notice to the other party upon learning of the Force Majeure event, which notice must include a detailed description of the event and its anticipated effect on the party’s ability to perform its obligations. Upon giving notice to the other party, the affected party is excused from the performance of its obligations under the BUSA only to the extent and only for the period that its performance of such obligations is prevented by the Force Majeure event, except that this clause does not apply to a party’s obligation to perform its disaster recovery plan. During the period that the performance by a party has been suspended by reason of a Force Majeure event, the other party may suspend the performance of all or part of its obligations to the extent that such suspension is commercially reasonable.

11.2	Assignment. This Agreement and/or any portion thereof is assignable by Medtronic, provided that beginning as of the date of such assignment the assignee assumes the rights and obligations of Medtronic corresponding to the entire Agreement or the assigned portions thereof. The Agreement or any portion of it may not be assigned by Supplier, without at least ninety (90) days prior written notice to and the written consent of Medtronic, which shall not be unreasonably withheld. If the proposed assignment, in Medtronic’s good faith opinion may impact quality or continuity of supply, Medtronic may implement license in Section 7.3 (Failure to Supply License) and/or trigger the last time purchase as set forth in Section 4.8 (Discontinuation) as a condition of its consent. Assignment does not relieve the assigning party of its obligations hereunder. If Supplier experiences a change of control or sells substantially all of its assets associated with any of the Products, and the Agreement is not assigned, then the Medtronic Affiliates may implement the license in Section 7.3 and/or trigger the last time purchase as set forth in Section 4.8 (Discontinuation) so long as Medtronic places its order within ninety (90) days of the later of the effective date of the change in control or sale or Medtronic’s receipt of written notice by Supplier of such change in control or sale which will be honored by the successor in interest to Supplier.

11.3	Notices. Notices given under the Agreement must be in writing and must be either delivered in person (including express courier, such as Federal Express) or sent by United States certified or registered mail, postage and certification prepaid, to the other party, at the address at the beginning of this Agreement and, with respect to each BUSA or purchase order placed thereunder, the address noted therein. Notices are effective upon delivery. A party may change its address for notice by giving the other party notice in accordance with this section.

11.4	Consents. Any approval, authorization or consent required by the Agreement must be in writing, duly signed by an authorized representative of the granting party. The withholding of an approval, authorization or consent for regulatory, quality, or competitive reasons shall not be deemed unreasonable.

11.5	Business Reviews. Business Reviews will be held by Medtronic and Supplier at the Business Unit and corporate levels (including participation of appropriate level decision makers from both Parties to address both tactical and strategic business initiatives and objectives), on a periodic basis agreed to by the parties, to discuss topics of interest, including but not limited to the following issues:

(i)	General business update.

(ii)	Quality Performance and any open corrective actions.

(iii)	Delivery performance and any open corrective actions.

(iv)	Forecast and capacity Review.

(v)	Other existing and planned projects

(vi)	Cost reduction activities.

(vii)	Litigation/Intellectual Property update

Failure to hold a Business Review will not relieve Supplier or Medtronic from its obligations under this Agreement.

11.6	Relationship of the Parties. Nothing contained in the Agreement creates a joint venture, partnership, agency or similar endeavor between the parties. Each party is acting solely as an independent contractor and neither party has any power or authority to direct or indirectly bind or act on behalf of the other. It is understood that except as expressly provided in the Agreement, nothing prevents the Medtronic Affiliates from developing products similar to the Products or from sourcing Products, other products or services from another vendor.

11.7	Governing Law and Venue. The Agreement will be construed in accordance with and governed by the laws of the State of Minnesota, USA, and federal law that applies in Minnesota, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction. The exclusive venue for actions relating to the Agreement is the federal and state courts for Hennepin County, Minnesota.

11.8	Dispute Escalation. The parties will in good faith endeavor to resolve any disputes or differences of interpretation of the Agreement amicably, through dialog and cooperation. In the event a dispute or difference is not promptly resolved at operational levels of the two organizations, the parties shall escalate it for a good faith effort to achieve an amicable resolution at a senior business management level.

11.9	Order of Precedence, Entire Agreement and Modifications.

11.9.1	Order of Precedence. In the event of a conflict in the terms of the documents governing an order placed pursuant to the Agreement, the terms of the documents will control in the following order of precedence (from higher to lower): (a) the applicable BUSA for additional or expressly conflicting terms (but only with respect to Products supplied under such BUSA), (b) this Master Agreement, (c) the Other Agreements, (d) the typed portions of Medtronic’s purchase order, and (e) the pre-printed terms of Medtronic’s order; provided, that Supplier shall not be bound by typed or pre-printed purchase orders unless it expressly accepts such orders. Each BUSA shall be subject to and shall incorporate by reference the terms and conditions of this Master Agreement, provided, however, the express terms and conditions of a BUSA shall prevail over any inconsistent or conflicting terms in this Master Agreement with respect to the Product(s) governed by such BUSA only.

11.9.2	Entire Agreement, Modifications. The Agreement (including the Other Agreements, the BUSAs and purchase orders placed thereunder) sets forth the entire agreement between the parties and supersedes all prior agreements, understandings and discussions regarding the subject matter hereof. The parties intend that this clause does not supersede any other written agreements that are in existence as of the Effective Date between Supplier and a Business Unit other than the one signing this Master Agreement unless and until such Business Unit enters into its own BUSA. No amendment, change, modification of any provision of this Agreement will be binding unless set forth in a written document signed by the parties.

11.10	Waiver. No waiver by either party of any default of the other party will be held to be a waiver of any other or subsequent default. Additionally, a Party’s failure on any occasion to insist on strict performance of any term or condition hereof shall not constitute a waiver of compliance with such term or condition on any other occasion or a waiver of default. No waiver shall be effective unless it is in writing and is signed by the party against which it is asserted.

11.11	Severability. If a provision contained or referred to in the Agreement is determined to be legally invalid or unenforceable, that provision will be ineffective to the extent of the invalidity or unenforceability without affecting the remaining provisions of the Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

11.12	Counterparts. This Master Agreement and any BUSA may be executed in counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument upon delivery.

11.13.	Signature. This Master Agreement and any BUSA may be signed in any manner that clearly evidences the parties’ intent to be bound, including via faxed, imaged, electronic or digital signatures.

The parties have caused this Master Agreement to be executed as of the Effective Date.

MEDTRONIC		INTRICON CORPORATION

By	/s/ Kenneth A. Patterson	By	/s/ Michael P. Geraci

Ken Patterson
Sr. Director, Strategic Sourcing	Michael P. Geraci
Diabetes	(print name)

Date	12 July 2019	Title	Sr. Vice President Sales & Marketing

		Date	May 14, 2019

By	/s/ Leonel Peralta
Leonel Peralta
Vice President, Global Operations
Diabetes

Date	July 11th, 2019

LIST OF EXHIBITS

●	Exhibit A: Form BUSA and Product and Price List

●	Exhibit B: Disaster Recovery Plan

●	Exhibit C: Supplier Instructions

●	Exhibit D: Terms and Conditions for Tooling

Exhibits B-D are omitted pursuant to Item 601(a)(5) of Regulation S-K. Intricon agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit.

BUSINESS UNIT SUPPLY AGREEMENT

This Business Unit Supply Agreement (“BUSA”) is made by and between the Medtronic Business Units set forth below (“Medtronic”) and IntriCon Corporation on behalf of itself, its subsidiaries and Affiliated Companies performing services under the Master Agreement (“Supplier”) under the terms and conditions of the Master Supply Agreement (the “Master Agreement”) dated May 14, 2019 between Medtronic Inc. and Supplier.

MEDTRONIC BUSINESS UNITS:	Medtronic MiniMed, Inc.

EFFECTIVE DATE:	June 15, 2019

This BUSA sets forth certain terms applicable only to the sale by Supplier and purchase by the above referenced Business Units of Products (as defined below). This BUSA is between Supplier and the specific Business Units that are a party to this BUSA only and not any other Business Unit. For purposes of this BUSA only, when the term “Medtronic” is used in the Master Agreement, it means the specific Business Units that are a party to this BUSA.

All terms and conditions of the Master Agreement are incorporated by reference into this BUSA except as may be expressly and directly modified by, or conflict with, the terms of this BUSA or the attachments hereto. Nothing in the contents of this BUSA amends the Master Agreement in applications other than to this BUSA. In the event of any conflict between the terms of this BUSA, the terms of the Master Agreement, and/or the terms of the Automation Agreement, the terms of the agreements shall control in the following order of priority: (a) first, the Automation Agreement, (b) second, this BUSA and (c) third, the Master Agreement.

1.	BUSA SPECIFIC DEFINITIONS

Terms capitalized but undefined in this BUSA have the meaning given to such terms in the Master Agreement, except that the following terms shall have the following meanings when used in this BUSA only:

“Automation Agreement” means the Automation Agreement to Business Unit Supply Agreement attached hereto as Attachment C.

Business Unit” means the above referenced Medtronic facilities, subsidiaries, business units or entities.

“Product” means the goods listed in Attachment A to this BUSA, all of which are Components as defined in the Master Agreement in that they are not Manufactured by Supplier.

“System” shall have the meaning given to it in the Automation Agreement.

2.	BUSA PRODUCT ORDERING AND SALE REQUIREMENTS

The provisions of the Product Ordering and Sale section of the Master Agreement shall govern the order and sale of Products under this BUSA except as follows:

Capacity

a.	Normal Capacity: Supplier Arden Hills/Singapore plants will manufacture to forecast at 5 days a week, 2 shifts. Vadnais Heights plant will manufacture to forecasts at 5 days a week, 3 shifts. Supplier shall develop build plan to support forecasted demand from Medtronic with the normal capacity supporting the build.

CONFIDENTIAL

b.	Capital Equipment for Capacity Ramp: Supplier will be responsible for identifying, and implementing capital equipment needed to expand capacity. Supplier and Medtronic shall jointly review, approve and procure the needed additional capital equipment to meet the forecasted demand. Supplier shall not purchase capital equipment solely for use on the Products without first consulting with Medtronic. This section (b) shall not apply to the equipment covered by the Automation Agreement (as hereinafter defined).

c.	Surge Capacity: Surge capacity available will be [****] above regular capacity and this covers materials, resources and equipment availability to support this surge in the same timeframe of the normal forecast.

d.	Capacity Planning: Supplier shall make every effort to model the capacity plan to the forecast provided by Medtronic. Supplier shall communicate performance to capacity plans and will make every effort to adhere to meeting the capacity plan communicated.

e.	Raw Material: Supplier shall maintain sufficient raw material and/or production capacity to support the 90 day demand plus [****] of production relative to the current month. Both parties in good faith shall work on ways to reduce component inventory holding cost at Supplier facilities. Both parties shall meet bi-annually on lead-time reduction projects to reduce component level inventory holding, while maintaining sufficient inventory to meet Product(s) demand.

f.	End Of Life [EOL] Components: Supplier will drive and assist Medtronic in end of life component strategy. Based on Medtronic forecasts and Product strategy, supplier will drive and manage the procurement strategy to ensure continuity of supply. Procurement of the EOL components will be made by either Medtronic or Supplier as appropriate and agreed upon. Supplier will notify Medtronic in writing at least one hundred eighty days (180) days or as soon as practical (in case of exceptions) prior to the discontinuation of any Component(s). Medtronic will have the option as an end-of-life buy to purchase an unlimited quantity of the Component(s) prior to its discontinuation, with Supplier using its commercially reasonable efforts to ensure availability of any sub-supplier components. Supplier will hold as inventory any Component(s) purchased as an end-of-life buy pursuant to the terms of the raw materials program in section 2.e in the BUSA. If a Component is discontinued, Medtronic has the option to select an alternate Component. This Section 2.f shall replace and supersede Section 4.8 of the Master Agreement.

g.	Materials with Shelf Life: Supplier will assist in identifying, procuring and managing materials with shelf life impact based on Medtronic forecasts provided. Supplier shall use commercially reasonable efforts to notify customer should forecasts change and material expiration should become an issue ensuring no interruption in supply to forecasted demand. Supplier and customer will negotiate in good faith based on situation.

h.	Re-cycled Shipping Supplies: Custom customer / Product specific shipping containers are to be re-used and re-cycled back to Supplier. In the event more are needed by Supplier or Medtronic fails to re-cycle then Supplier will purchase and charge Medtronic.

i.	Buffer Inventory: Supplier shall maintain a previously agreed upon buffer stock for agreed upon products as described in Attachment A.

CONFIDENTIAL

j.	Minimum Purchase Requirements. The parties agree that Medtronic shall purchase and take ownership of a minimum of an aggregate of [****] Needle Assembly Units during the Initial Term based on two Systems and manually assembly units built within IntriCon.

k.	Orders will be deemed accepted upon receipt unless notice of non-acceptance is provided by Supplier within five (5) Business Days thereafter

l.	Certain Changes: Sections 2.5.2, 2.5.3, 2.5.4, 2.6.1 and 2.6.3 of the Master Agreement shall be amended and restated for the purposes of this BUSA as follows:

“2.5.2       Allocation. Supplier will satisfy orders submitted by Medtronic and Third Party Purchasers. If Supplier cannot deliver all Products when due, Supplier shall use commercially reasonable efforts to prioritize supply to Medtronic.

2.5.3       Cancellation of Orders. Medtronic may cancel, in whole or in part, any order for Product by giving Supplier written notice. Upon receipt of such notice, Supplier will immediately stop any Manufacturing work in process covered by such cancellation notice. Medtronic will reimburse Supplier for the actual, non-recoverable Manufacturing costs incurred up to such cancellation time only for orders corresponding to the three (3) month period (or, if greater, the amount of safety stock the parties have agreed upon in writing) from the date of delivery of Medtronic’s cancellation (but not in excess of the cancelled Product price for up to the number of cancelled Products), provided that:

(i)     Supplier submits a written claim, to Medtronic within thirty (30) days of Medtronic’s notice of cancellation, detailing the reasonable and actual additional costs directly attributable to the cancellation; and

(ii)    Supplier transfers to Medtronic ownership of and, upon Medtronic’s request, delivers the raw material, component and work in process inventory, and the finished goods inventory paid for by Medtronic; and

(iii)   Supplier uses its commercially reasonable efforts to mitigate the liability of Medtronic by, for example, cancelling or returning components to Supplier’s vendors, or by using raw material, component and work in process inventory, or finished goods inventory in other Medtronic or Third Party Purchaser orders, or for Supplier’s other customers.

(iv)   Supplier and Medtronic will work together in good faith to address cancellation of components, parts and sub-assemblies for any long lead time, End of life, and shelf life items to be mutually agreed upon.

2.5.4 Termination of Orders. Medtronic may terminate in whole or in part an order or orders by written notice to Supplier (i) for safety or regulatory reasons, (ii) if, as a result of a Force Majeure event, Supplier remains unable to deliver such Product for more than thirty (30) days, or (iii) if Supplier fails to cure a material breach with respect to the order within thirty (30) days after written notice. Any termination of any order will be subject to the provisions of Section 2.5.3, provided that if Medtronic terminates pursuant to (ii) or (iii), Medtronic shall not be obligated to pay for any non-conforming raw material, component, work in process, or finished goods inventory.

2.6.1       Shipping Terms. Unless other agreed to by Supplier in writing, delivery of Products will be F.O.B. Supplier’s Facility, and title and risk of loss will pass at that point.

CONFIDENTIAL

2.6.3        Delays. Supplier shall promptly notify Medtronic of any actual or prospective delay in delivery and Supplier shall obtain Medtronic’s approval prior to making any partial deliveries. If the delivery of Product is delayed, the parties shall mutually agree to a course of action.The MSA section of 2.6.3 will not apply at this time, when Medtronic mechanism is capable of being put in place we will re-visit this section of the agreement and mutually agree upon any changes.

3.	BUSA PRICING AND PAYMENT REQUIREMENTS

The provisions of the Pricing and Payment section of the Master Agreement shall govern the pricing and payment of Products under this BUSA except as follows:

a.	The pricing Terms are shown in Attachment A. Prices under the column heading “New Part Price” will be effective immediately following the execution of the agreement. Supplier agrees to provide to Medtronic reduced prices for certain Products sold to Medtronic as set forth under the column heading “New Part Price” set forth on Attachment A [with respect to those Products which have been manufactured using the System.].

b.	Cost reductions. On an ongoing basis, Supplier shall use reasonable commercial efforts to reduce the cost of Products (subject to the provisions of this Agreement) and all attachments thereto including without limitation, Section 1.2.8 of the Quality Agreement (relative to design and process changes) and shall in good faith negotiate price reductions to share savings with Medtronic on a 50-50 basis, which reductions will be implemented immediately as agreed upon. Medtronic shall use reasonable efforts to process Supplier Change Notifications in a timely manner related to cost savings initiatives (SCN delays by Medtronic will still be credited to Supplier to achieve annual target cost reduction expectations). Target expectations are to provide [****] reductions per year based on conditions, volumes, locations and tool status, contingent upon Medtronic support and implementation. Section 3.1.2, 3.1.3, Section 3.1.4 and Section 3.2 of the Master Agreement shall not apply to this BUSA.

c.	Payment Terms for Items other than Products. Notwithstanding Section 3.3 of the Master Agreement, payment terms for items other than Products (for example, tooling and other non-Products) shall be as set forth in the quotation provided by Supplier as accepted by Medtronic’s purchase order.

4.	BUSA PRODUCTION, QUALITY and REGULATORY COMPLIANCE

The provisions of the Production and Quality is set forth as the quality agreement attached in Exhibit C.

a.	Non-Conforming Product.

a.	Right to Reject. Medtronic shall have the right to reject any Products which do not meet the applicable Specifications, within ninety (90) days after actual delivery for all parameters that can be tested at the time of receipt. For parameters that cannot be tested at that time, such as shelf life, Supplier's warranty shall extend for the stated shelf life.

b.	Replacement. In the event that any Products do not meet applicable Specifications and Medtronic has notified Supplier, Supplier shall replace such Products free of charge and Supplier shall cover expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with (a) shipment of replacement Products to the same location; and (b) shipment of the nonconforming Products to Supplier (if so requested by Supplier). In the event of a rejection of a defective Product, Supplier

CONFIDENTIAL

shall ship replacement Products within thirty (30) days of its receipt of a proper rejection notice from Medtronic.

b.	Approvals. Medtronic shall be responsible for obtaining any regulatory and agency approvals for any Medtronic device which contains the Products. Supplier shall provide reasonably necessary assistance to Medtronic in obtaining those approvals with documentation and supporting evidence as required.

c.	Risk Management. Attached as Attachment D is Supplier’s Business Continuity Plan which shall satisfy the requirement of Section 4.2.1 of the Master Agreement. In lieu of the requirements of Section 4.2.2 of the Master Agreement, Supplier shall address any risks arising from single and sole source suppliers.

d.	With regard to provisions of the Master Agreement:

i.	With regard to section 5.4.1, Medtronic will use reasonable efforts to provide Supplier with information on Environmental Regulations known to Medtronic to be applicable to the Products, to assist Supplier in complying with its obligations.

ii.	With regard to section 5.7, Medtronic will use reasonable efforts to provide Supplier with information on regulatory submissions and/or self-certifications, clearances and approvals, where Medtronic may require additional information from Supplier to complete and/or submit same.

iii.	The parties will cooperate in good faith to ensure regulatory compliance, and Medtronic will use good faith, reasonable efforts to provide Supplier with advance notice, where possible, and other guidance Medtronic has, with regard to new or different regulatory requirements applicable to the Products. It is understood that notwithstanding the foregoing, Supplier remains responsible for using its independent judgment to comply with its obligations under the Master Agreement.

5.	BUSA TERM AND TERMINATION

5.1	The term of this BUSA shall be as set forth in the Automation Agreement.

5.2	This BUSA may be terminated as follows:

5.2.1	By a party for a material breach by the other party of the BUSA. Written notice of default must be given, including specific charges of default and reasonable requirements to cure. The party in default will have thirty (30) days after notice to cure. If the defaulting part fails to cure within that time, the party giving notice may terminate the BUSA immediately upon written notice to the other party.

5.2.2	By Medtronic upon written notice of termination to Supplier if Product purchased under such BUSA is delivered late or is defective, as agreed to by both parties, more than twelve (12) times in any twelve (12) month period.

5.2.3	By Medtronic if Supplier fails to perform its Disaster Recovery Plan as required by Section 4.2.1 of the Master Agreement, and such failure to enact the Disaster Recovery Plan within twenty (60) days after written notice by Medtronic of such failure.

5.2.4	By either party upon written notice to the other party if a Force Majeure event of such part with respect to this BUSA continues for more than one hundred eighty (180) consecutive days.

5.2.5	By either party upon written notice to the other party following bankruptcy, liquidation, or dissolution of the other party.

CONFIDENTIAL

this BUSA may be terminated in accordance within Section 10.2, Termination, and 10.3, Effect of Expiration or Termination, of the Master Agreement shall apply.

6.	BUSA MEDTRONIC PROPERTY

All tooling, patterns, dies, gauges, jobs, fixtures, and all specifications, drawings, samples, designs, software, firmware, programs, formulae, and other items and information, including, without limitations, improvements to the Products furnished by Medtronic to Supplier in connection with this Agreement shall be used only in the performance of work for Medtronic; and shall remain the property of Medtronic; and, together with all copies thereof shall be disposed of or returned in good repair, normal wear and tear excepted, by Supplier to Medtronic, at Medtronic's direction and expense, upon Medtronic's request. Supplier assumes risk of loss and damage to said items while in its possession or under its control. Supplier shall notify Medtronic promptly whenever any items of Medtronic's tangible property are in need of repair or replacement. Medtronic's property shall be marked or otherwise adequately identified by Supplier as property of Medtronic for use only under this Agreement and shall be safely stored. Supplier waives any right it may have in law or equity to withhold Medtronic's property.

A.	Medtronic Tooling and Components: Medtronic, at its discretion, may provide to Supplier certain Product-specific tooling for use in the production of Products. All molds, tooling and related components delivered to Supplier for use in the production of Products shall be the property of Medtronic and Supplier shall not use them for any purposes, except as expressly authorized in writing by Medtronic. Supplier shall take no action that could result in a lien on or other encumbrance of, or that could otherwise compromise Medtronic's ownership of, such molds, tooling or components. Upon the termination or expiration of this Agreement or the earlier request of Medtronic, all such molds, tooling and components shall be returned to Medtronic in good condition, except in the case of molds and tooling for reasonable wear and tear. Supplier shall at all times during the Term (as defined in Section 8 herein) maintain adequate insurance to cover any damage or loss with respect to such molds, tooling and components, and, upon request by Medtronic, deliver a certificate of insurance evidencing such coverage. The ownership and coverage clauses for the automation equipment for building the automated needle carrier assemblies is covered separately in Attachment C.

B.	Maintenance of Tooling: Supplier shall maintain all of Medtronic's molds and tooling in good working condition at all times while in Supplier's possession. Routine maintenance of molds and tooling shall be carried out at Supplier's expense. "Routine Maintenance" shall include cleaning standard components and repairing any damage caused by neglect or negligence. Subject to Medtronic's prior written authorization, Medtronic shall be responsible for the cost of replacing molds and tooling, except to the extent that such replacement is necessary due to Supplier's failure to maintain the molds and tooling or thru Supplier's negligence or intentional acts.

C.	Records: Supplier shall at all times maintain, and make available to Medtronic upon request, a complete list of all Medtronic molds, tooling and components in Supplier's possession. Supplier shall evaluate in writing the condition of all molds and tooling upon receipt from Medtronic and shall submit such evaluations to Medtronic for its review. Upon request by Medtronic, Supplier shall prepare and deliver to Medtronic a written report of the condition, maintenance, and usage history for all Medtronic molds and tooling.

CONFIDENTIAL

The parties have caused this BUSA to be executed as of the Effective Date.

MEDTRONIC MINIMED, INC.		INTRICON CORPORATION

By	/s/ Kenneth A. Patterson	By	/s/ Michael P. Geraci
Ken Patterson
	Sr. Director, Strategic Sourcing	Michael P. Geraci
	Diabetes	(print name)

Date	12 July 2019	Title	Sr. Vice President Sales & Marketing

		Date	June 12, 2019

By	/s/ Leonel Peralta
Leonel Peralta
Vice President, Global Operations
Diabetes

Date	July 11th, 2019

LIST OF BUSA ATTACHMENTS

●	Attachment A: Product and Price List

●	Attachment B: Quality Agreement

●	Attachment C: Automation Agreement

●	Attachment D: Business Continuity Plan

Attachments A, B and D are omitted pursuant to Item 601(a)(5) of Regulation S-K. Intricon agrees to furnish supplementally to the SEC, upon request, a copy of any omitted attachment.

CONFIDENTIAL

BUSINESS UNIT SUPPLY AGREEMENT - ATTACHMENT A

PRODUCT AND PRICE LIST

Omitted pursuant to Item 601(a)(5) of Regulation S-K

CONFIDENTIAL

BUSINESS UNIT SUPPLY AGREEMENT - ATTACHMENT B__

Quality Agreement

Omitted pursuant to Item 601(a)(5) of Regulation S-K

CONFIDENTIAL

BUSINESS UNIT SUPPLY AGREEMENT – ATTACHMENT C

Automation Agreement

CONFIDENTIAL

ATTACHMENT C – AUTOMATION AGREEMENT TO

BUSINESS UNIT SUPPLY AGREEMENT

This Automation Agreement (“Automation Agreement”) is made by and between the Medtronic Business Units set forth below and IntriCon Corporation on behalf of itself, its subsidiaries and Affiliated Companies (“Supplier”) under the terms and conditions of the Master Supply Agreement (the “Master Agreement”) dated May 14, 2019 between Medtronic Inc. and Supplier and the Business Unit Supply Agreement (“BUSA”) dated May 14, 2019 between the Medtronic Business Units set forth below and Supplier. In the event of any conflict between or among the terms of this Automation Agreement and the terms of the Master Agreement and/or the BUSA, the terms of this Automation Agreement shall control. Terms capitalized but undefined in this Automation Agreement shall have the meaning given to such terms in the Master Agreement, except that terms “Business Unit” and “Product” shall have the meanings given to them in the BUSA.

MEDTRONIC BUSINESS UNITS:	Medtronic MiniMed, Inc. (“Medtronic”)

EFFECTIVE DATE:	June 15, 2019

1.	PURCHASE OF SYSTEMS

Pursuant to the BUSA and at the request of Medtronic, Supplier has purchased two (2) Enlite Needle Automation Assembly Equipment Systems (each a “System” and collectively, the “Systems”; also referred to as “ANH 2” and “ANH3”, respectively) for a total purchase price of $[****], which amount includes the cost of IPARC, ovens and tray re-packaging system but does not include the cost of reusable items such as metal pins and trays and other manufacturing consumables (which shall be charged to Medtronic as separate costs).

2.	PAYMENT FOR AND OWNERSHIP OF SYSTEMS

Medtronic shall purchase the first System (ANH2) and deliver to Supplier for the purchase price of $[****]. Upon signing of the Master Agreement and BUSA, Supplier shall purchase the second System (ANH3) for the purchase price of $[****], (which amount includes IPARC systems and tray handler). Supplier shall assign to Medtronic a 50% undivided ownership interest in the two Systems; Medtronic and supplier each shall have the right to file a UCC financing statement evidencing their respective 50% undivided ownership interest in the Systems. The interest of the parties in the Systems shall be as joint owners but neither party shall sell, transfer, assign, pledge or otherwise encumber its interest in the Systems. Section 4.6 of the Master Agreement shall not apply with respect to the Systems.

3.	MAINTENANCE OF SYSTEMS

Supplier shall be responsible for routine and repair maintenance of the Systems; provided, that any repairs in excess of $50,000.00 in any twelve (12) month period shall be shared one-half by each party.

4.	FINAL ACCEPTANCE TESTING

Medtronic and IntriCon will collaborate and be responsible for completing final acceptance testing (“FAT”) on the ANH3. This will include all mechanical and software functional testing, software code review and sustaining runs to prove each System’s performance fit for production. Upon completion of the FAT, Medtronic will provide Supplier with a signed FAT Report as per MPROC’s CSV policy. IntriCon’s quality system allows linkage for IIN software validation in the IQ. Initially the automation will be qualified without the IPARC, Oven and tray re-package system.

CONFIDENTIAL

5.	TERM OF AGREEMENT; DISPOSITION OF SYSTEMS

The term of this Automation Agreement and the BUSA shall begin on the Effective Date and continue for a period of 48 months after the Final Approval Date (as hereinafter defined) (the “Initial Term”). Unless earlier terminated, this Automation Agreement and the BUSA will thereafter automatically renew for one additional period of twelve (12) months (the “Renewal Period”), unless either party provides the other with notice of non-renewal at least ninety (90) days before the end of the Initial Term. Upon the end of the Initial Term (or the end of the Renewal Period, if applicable), [****], and Supplier shall remove and ship the Systems at Medtronic’s expense to Medtronic’s facility. “Final Approval Date” means that date on which the last of the two Systems has been installed at Supplier’s facility and has received all required government and Medtronic approvals.

6.	PRICING AND MINIMUM PURCHASE REQUIREMENTS

In consideration of the mutual agreements of the parties set forth herein:

a. Supplier agrees to provide to Medtronic reduced prices for certain Products sold to Medtronic as set forth in Attachment A – Product and Price List to the BUSA with respect to those Products which have been manufactured using the System.

b. The parties agree that Medtronic shall purchase and take ownership of a minimum of an aggregate of [****] Needle Assembly Units during the Initial Term based on two Systems and manually assembly units built within IntriCon.

The parties have caused this Automation Agreement to be executed as of the Effective Date.

MEDTRONIC MINIMED, INC.		INTRICON CORPORATION

By	/s/ Kenneth A. Patterson	By	/s/ Michael P. Geraci
Ken Patterson
	Sr. Director, Strategic Sourcing	Michael P. Geraci
	Diabetes	(print name)

Date	12 July 2019	Title	Sr. Vice President Sales & Marketing

		Date	June 12, 2019

By	/s/ Leonel Peralta
Leonel Peralta
Vice President, Global Operations
Diabetes

Date	July 11th, 2019

CONFIDENTIAL

BUSINESS UNIT SUPPLY AGREEMENT – ATTACHMENT D

BuSINESS CONTINUITY PLAN

Omitted pursuant to Item 601(a)(5) of Regulation S-K

CONFIDENTIAL

BUSINESS UNIT SUPPLY AGREEMENT – ATTACHMENT E

Additional Product Quality Requirements

Nothing Follows

CONFIDENTIAL

BUSINESS UNIT SUPPLY AGREEMENT – ATTACHMENT F

Supplier Instructions

Nothing Follows

CONFIDENTIAL